Exhibit 10.24

Execution Version

CONVERTIBLE PROMISSORY NOTE PURCHASE AGREEMENT

THIS CONVERTIBLE PROMISSORY NOTE PURCHASE AGREEMENT (this “Agreement”) is made as of January 9, 2023 by and among Tigo Energy, Inc., a Delaware corporation (the “Company”), and the purchasers (the “Purchasers”) named on the Schedule of Purchasers attached hereto (the “Schedule of Purchasers”). Capitalized terms not otherwise defined in this Agreement shall have the meanings ascribed to them in Section 1 below.

WHEREAS, the parties wish to provide for the sale and issuance of the Notes (as defined below) in return for the provision by the Purchasers of the Consideration (as specified on the Schedule of Purchasers) to the Company;

NOW, THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

1.            Definitions. The following capitalized terms shall have the following meanings:

“ABL Facility” means one or more asset-based credit facilities, working capital facilities, or receivables facilities with banks, financial institutions or other institutional lenders, in each case, secured only by Liens on the assets and property (whether real, personal or mixed) of the Company and its Subsidiaries.

“Action” means any claim, action, suit, audit, litigation, complaint, assessment, investigation, examination, arbitration, mediation, hearing, audit, investigation or any proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), commenced, brought, conducted or heard by or before, any court, arbitrator, mediator or other Governmental Authority.

“Adjusted EBITDA” means the Company’s consolidated net income/loss before interest, taxes, depreciation, amortization and stock based compensation expenses, as determined in accordance with GAAP, and merger and acquisition expenses, together with such other addbacks or adjustments as the Requisite Holders may consent to in writing, on a case by case basis.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” means this Note Purchase Agreement as it may be amended, supplemented, replaced or restated from time to time.

“Amended and Restated Registration Rights Agreement” means that certain Form of Amended and Restated Registration Rights Agreement, attached as Exhibit G to that certain Agreement and Plan of Merger, dated December 5, 2022, by and among Roth CH Acquisition IV Co. (“Acquiror”), Roth IV Merger Sub Inc. and the Company (the “Merger Agreement”).

“Anti-Corruption Laws” means, as applicable, (i) the U.S. Foreign Corrupt Practices Act of 1977, as amended, (ii) the UK Bribery Act 2010, (iii) anti-bribery legislation promulgated by the European Union and implemented by its member states, (iv) legislation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and (v) any other applicable anti-corruption/anti-bribery laws.

“Board” means the board of directors of the Company.

“Business Day” means any day other than Saturday, Sunday and any other day on which banking institutions in the State of New York are closed for business.

“Business Systems” means all software, firmware, middleware, equipment, workstations, routers, hubs, computer hardware (whether general or special purpose), electronic data processors, databases, communications, telecommunications, networks, interfaces, platforms, servers, peripherals and computer systems, including any software and systems provided via the cloud or “as a service,” websites and Internet-related information technology infrastructure, wide area network and other data communications or information technology equipment, owned or leased by, licensed to, or used in the conduct of the business of the Company or any of its Subsidiaries.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136) and any administrative or other guidance published with respect thereto by any Governmental Authority (including IRS Notices 2020-22 and 2020-65), or any other Law or executive order or executive memorandum (including the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020) intended to address the consequences of COVID-19 (in each case, including any comparable provisions of state, local or non-U.S. Law and including any related or similar orders or declarations from any Governmental Authority).

“Closing” has the meaning specified in Section 3.1.

“Closing Date” means the date of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Company Benefit Plan” has the meaning specified in Section 4.13(a).

“Company Capital Stock” means the shares of the Company Common Stock and the Company Preferred Stock.

“Company Common Stock” means the shares of common stock, par value $0.0001 per share, of the Company.

“Company Data” means all confidential data, information, and data compilations contained in the IT Systems or any databases of the Company or any of its Subsidiaries, including Personal Data, that are used by, or necessary to the business of, the Company or any of its Subsidiaries.

“Company Disclosure Letter” has the meaning specified in the introduction to Article IV.

“Company Fundamental Representations” means the representations and warranties made pursuant to the first and second sentences of Section 4.1 (Company Organization), the first and second sentences of Section 4.2 (Subsidiaries), Section 4.3 (Due Authorization), Section 4.6 (Capitalization of the Company), Section 4.7 (Capitalization of Subsidiaries) and Section 4.16 (Brokers’ Fees).

“Company Incentive Plans” means, collectively, the Tigo Energy, Inc. 2008 Stock Plan, the Tigo Energy, Inc. 2018 Stock Plan, and the 2013 Officers and Directors Plan, as amended from time to time, and each, individually, a “Company Incentive Plan”.

“Company Material Adverse Effect” means any Event that (i) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, results of operations or financial condition of the Company and its Subsidiaries, or (ii) is reasonably likely to prevent or materially delay or materially impede the ability of the Company or its Subsidiaries to consummate the transactions contemplated by this Agreement and the other transactions contemplated by the other Notes Documents; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect”: (a) any change or proposed change in applicable Laws or GAAP or any interpretation thereof following the date of this Agreement, (b) any change in interest rates or economic, political, business or financial market conditions generally, (c) the compliance with the terms of this Agreement or the taking of any action required or contemplated by this Agreement or with the prior written consent of the Requisite Holders (it being understood that this clause (c) shall be disregarded for purposes of the representation and warranty set forth in Section 4.4 ), (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), pandemic (including COVID-19, or any COVID-19 Measures or any change in such COVID-19 Measures or interpretations following the date of this Agreement) or change in climate, (e) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, (f) any failure of the Company or any of its Subsidiaries to meet any projections or forecasts (provided that clause (f) shall not prevent a determination that any Event not otherwise excluded from this definition of Company Material Adverse Effect underlying such failure to meet projections or forecasts has resulted in a Company Material Adverse Effect), (g) any Events generally applicable to the industries or markets in which the Company and its Subsidiaries operate (including increases in the cost of products, supplies, materials or other goods purchased from third party suppliers), (h) the announcement of this Agreement and consummation of the transactions contemplated hereby, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on relationships, contractual or otherwise, with any landlords, customers, suppliers, distributors, partners or employees of the Company and its Subsidiaries (it being understood that this clause (h) shall be disregarded for purposes of the representation and warranty set forth in Section 4.4 ), (i) any matter set forth on the Company Disclosure Letter, but only to the extent disclosed on the Company Disclosure Letter and not taking into account any events after the date of this Agreement, (j) any action taken by, or at the request of, the Requisite Holders or (k) the occurrence of any default or event of default (however defined), or any acceleration as a result of any event of default, under the Existing Debt Agreement as a result of the consummation of the transactions contemplated hereby; provided, further, that any Event referred to in clauses (a), (b), (d), (e) or (g) above may be taken into account in determining if a Company Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the business, assets, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which the Company and its Subsidiaries conduct their respective operations, but only to the extent of the incremental disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which the Company and its Subsidiaries conduct their respective operations.

“Company Option” means an option to purchase shares of Company Common Stock granted under a Company Incentive Plan.

“Company Patents” means the Patents included in the Company Registered Intellectual Property.

“Company Preferred Stock” has the meaning specified in Section 4.6(a).

“Company Privacy Policies” mean any (a) published internal or external past or present data protection, data usage, privacy and security policies of the Company or any of its Subsidiaries, and (b) written public statements relating to privacy, security, or the Processing of Personal Data.

“Company Registered Intellectual Property” has the meaning specified in Section 4.21(a).

“Company Series ABC Preferred Stock” has the meaning specified in Section 4.6(a).

“Company Series D Preferred Stock” has the meaning specified in Section 4.6(a).

“Company Series E Preferred Stock” has the meaning specified in Section 4.6(a).

“Company Software” has the meaning specified in Section 4.21(h).

“Company Stockholder Approvals” means the (a) approval to amend the Seventeenth Amended and Restated Certificate of Incorporation of the Company, to allow for an increase in the authorized number of shares of Company Common Stock, by the (i) affirmative vote or written consent of the holders of at least a majority of the voting power of the outstanding Company Capital Stock voting as a single class and on an as-converted basis, and (ii) the affirmative vote or written consent of the holders of at least a majority of the voting power of the outstanding Preferred Stock, voting as a single class and on an as-converted basis, and (b) waiver of the right of first offer with respect to the issuance and sale of the Notes pursuant to this Agreement by holders of a majority of the Registrable Securities (as defined in the Investors’ Rights Agreement) held by Major Investors (as defined in the Investors’ Rights Agreement).

“Company Warrants” means the warrants of the Company to purchase Company Capital Stock.

“Common Equity” has the meaning specified in the Notes.

“Consideration” means the amount of money paid by each Purchaser pursuant to this Agreement as shown on the Schedule of Purchasers.

“Contracts” means any legally binding contracts, agreements, arrangements, subcontracts, leases, license agreements, and purchase orders.

“Conversion Securities” means the Common Equity issuable upon conversion of the Notes, pursuant to the terms of each Note, as defined therein.

“Copyleft License” means any license that requires, as a condition of use, modification and/or distribution of software subject to such license, that such software subject to such license, or other software incorporated into, derived from, or used or distributed with such software subject to such license (i) in the case of software, be made available or distributed in a form other than binary (e.g., source code form), (ii) be licensed for the purpose of preparing derivative works, (iii) be licensed under terms that allow the Company’s or any Subsidiary of the Company’s products or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than by operation of Law), or (iv) be redistributable at no license fee. Copyleft Licenses include the GNU General Public License, the GNU Lesser General Public License, the Mozilla Public License, the Common Development and Distribution License, the Eclipse Public License and all Creative Commons “sharealike” licenses.

“Copyrights” means copyrights and all other corresponding rights with respect to works of authorship, and all copyright registrations thereof and applications therefor and renewals, extensions and reversions thereof.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive, guidelines or recommendations promulgated by any industry group or any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act, the Families First Act and the American Rescue Plan Act of 2021.

“Data Processor” means a natural or legal Person, public authority, agency or other body that Processes Personal Data on behalf of or at the direction of the Company or any of its Subsidiaries.

“Default” means any event or circumstance which constitutes an Event of Default or which, with the giving of notice or lapse of time or both would, unless cured or waived, constitute an Event of Default.

“Disqualified Holder” means a Holder that is a Sanctioned Person at such time.

“Domain Names” means internet domain names and numbers and uniform resource locators, including applications and registrations thereof.

“Environmental Laws” means any and all applicable Laws relating to pollution or protection of the environment (including natural resources) or human health and safety (with respect to exposure to Hazardous Materials), or the use, handling, generation, manufacture, processing, distribution, treatment, storage, transportation, labeling, recycling, remediation, cleanup, emission, disposal or release of, or exposure to, Hazardous Materials.

“ERISA” has the meaning specified in Section 4.13(a).

“ERISA Affiliate” means any Affiliate or business, whether or not incorporated, that together with the Company would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code at any relevant time.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Ex-Im Laws” means all applicable Laws relating to the import, export, re-export, transfer, release, shipment, transmission or any other cross-border, international or foreign provision of goods, technology, software or services, including the U.S. Export Administration Regulations, the customs and import Laws administered by U.S. Customs and Border Protection, and the EU Dual Use Regulation.

“Existing Debt Agreement” means that certain Trust Indenture, by and between the Issuer (as the issuer of $25,000,000 Tigo Energy, Inc. Fixed Rate Senior Notes, Series 2022-1), and UMB Bank, National Association, as Trustee.

“Event” means any event, state of facts, circumstance, occurrence or effect.

“Event of Default” means any of the events specified in Section 7.1.

“Financial Statements” has the meaning specified in Section 4.8(a).

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate of incorporation and by-laws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation and the “Governing Documents” of an exempted company are its memorandum and articles of association.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, taxing authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

“Governmental Authorization” has the meaning specified in Section 4.5.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination, agreement, or award, in each case, entered by or with any Governmental Authority.

“Hazardous Material” means any material, substance, chemical, or waste that is listed, regulated or otherwise defined as “hazardous,” “toxic,” or “radioactive,” or as a “pollutant” or “contaminant” (or words of similar intent or meaning) or otherwise regulated or for which liability or standards of care may be imposed, under applicable Environmental Laws, including but not limited to petroleum, petroleum by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, per- and polyfluoroalkyl substances, urea formaldehyde foam insulation, lead, flammable or explosive substances, or pesticides.

“Holders” means (i) each of the Purchasers set forth on the Schedule of Purchasers, in each case for so long as such Purchasers continue to hold Notes and (ii) each other holder of Notes that may become a party from time to time hereto pursuant to an assignment in accordance with Section 8.1 and their respective successors and assigns, and “Holder” means any one of them.

“Indebtedness” means with respect to any Person, without duplication, any obligations, contingent or otherwise, in respect of (a) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any per diem interest accruals, (b) the principal and interest components of capitalized lease obligations under GAAP, (c) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn), (d) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes and similar instruments, including accrued interest, (e) the termination value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), (f) the principal and interest components of all obligations to pay the deferred and unpaid purchase price of property and equipment which have been delivered, including “seller notes”, (g) any obligations to pay the deferred purchase price for any services, except trade accounts payable in the ordinary course of business, and (h) all Indebtedness of another Person referred to in clauses (a) through (g) above guaranteed directly or indirectly, jointly or severally. “Indebtedness” shall not include (1) deferred compensation owed to employees in the ordinary course of business, (2) any intercompany indebtedness between the Company and its Subsidiaries, (3) any earn-out obligations, indemnity holdbacks, purchase price adjustments, milestone and/or bonus payments (whether performance or time-based) or other similar contingent consideration, in each case in connection with acquisitions of Persons, businesses or lines of business, (4) trade payables, cash management obligations and accrued expenses arising in the ordinary course of business or (5) prepaid or deferred revenue arising in the ordinary course of business. It is understood and agreed that any lease that was not (or would not have been) a capital lease (and, for the avoidance of doubt, not an operating lease) on both the balance sheet and income statement for financial reporting purposes in accordance with GAAP as in effect on December 31, 2017 will not be treated as a capital lease for purposes of which Agreement.

“Indemnitee” has the meaning set forth in Section 8.8.

“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable and documented fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding or hearing commenced or threatened by any Notes Party, its Affiliates (including Subsidiaries) or any other Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect, special or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement or the other Notes Documents or the transactions contemplated hereby or thereby (including the Purchasers’ agreement to purchase the Notes or the use or intended use of the proceeds thereof, or any enforcement of any of the Notes Documents); (ii) any environmental claim relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of the Company or any of its Subsidiaries; or (iii) any Note or the use of proceeds thereof.

“Information Security Program” means an information security program that when appropriately implemented and maintained would constitute reasonable security procedures and practices appropriate to the nature of Personal Data.

“Insolvency Proceeding” has the meaning set forth in Section 7.1(b).

“Intellectual Property” means any and all intellectual property rights in any jurisdiction, including rights in or to the following: (i) patents, patent applications, invention disclosures, and the related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof; (ii) registered and unregistered trademarks, logos, service marks, trade dress, trade names, slogans, and any pending applications therefor, and internet domain names, together with the goodwill symbolized by or associated with any of the foregoing; (iii) registered and unregistered copyrights, and any applications for registration of copyright, including such corresponding rights in software and other works of authorship; (iv) rights in software (including both object code and source code); and (v) know-how and other trade secrets and confidential information, including ideas, formulas, compositions and inventions (whether or not patentable or reduced to practice).

“Investors’ Rights Agreement” means that certain Eleventh Amended and Restated Investors’ Rights Agreement, dated May 23, 2022, by and among the Company and the Investors (as defined therein) party thereto.

“IRS” means Internal Revenue Service.

“IT Systems” mean the hardware, software, firmware, middleware, equipment, electronics, platforms, servers, workstations, routers, hubs, switches, interfaces, data, databases, data communication lines, network and telecommunications equipment, websites and Internet-related information technology infrastructure, wide area network and other data communications or information technology equipment, owned or leased by, licensed to, or used to Process Company Data in the conduct of the business of the Company or any of its Subsidiaries.

“Law” means any statute, law, including common law, ordinance, rule, regulation, code, directive, or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” means all real property leased, licensed, subleased or otherwise used or occupied by the Company or any of its Subsidiaries.

“Licenses” has the meaning specified in Section 4.18.

“Lien” means all liens, licenses, mortgages, deeds of trust, pledges, hypothecations, security interests, adverse claim or other liens of any kind whether consensual, statutory or otherwise.

“Malicious Code” means any malware, viruses, malicious code, “worms,” “Trojan horses,” “back doors,” or other vulnerabilities, or unauthorized tools or scripts that could reasonably be expected to materially adversely impact the confidentiality, integrity or availability of any IT Systems.

“Multiemployer Plan” has the meaning specified in Section 4.13(c).

“Notes” means the one or more Convertible Promissory Notes due 2026 issued by the Company to the Purchasers pursuant to Section 2.1 below, the form of which is attached hereto as Exhibit A.

“Notes Documents” means, collectively, this Agreement, the Notes, and all other consents, documents, instruments and agreements executed or delivered by the Company or any other Person in connection directly or indirectly with this Agreement or otherwise referred to or contemplated under or by this Agreement or any such documents, instruments or agreements, as the same may be amended, supplemented or restated from time to time.

“Obligations” means all unpaid principal of, accrued and unpaid interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Notes, all premiums, if any, all accrued and unpaid fees and all expenses, reimbursements, indemnities and all other advances to, debts, liabilities and obligations of the Company to the Holders, or any indemnified party arising under this Agreement, the Notes or the Notes Documents in respect of the Notes, whether direct or indirect (including those acquired by assumption), absolute, contingent, due or to become due, now existing or hereafter arising.

“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including any license approved by the Open Source Initiative or any Creative Commons License. “Open Source Licenses” shall include Copyleft Licenses.

“Open Source Materials” means any software subject to an Open Source License.

“Owned Company Intellectual Property” means any Intellectual Property that is owned by the Company or its Subsidiaries.

“Patents” means any domestic or foreign patents and applications, drafts and disclosures relating thereto (and any patents that issue as a result of such applications, drafts and disclosures) and any reissues, divisions, divisionals, continuations, continuations-in-part, provisionals, renewals, extensions, substitutions, reexaminations or invention registrations related to such patents and applications.

“PCAOB” means the Public Company Accounting Oversight Board and any division or subdivision thereof.

“PCAOB Audited Financial Statements” has the meaning specified in Section 4.8(a).

“Permitted Liens” means (i) mechanic’s, materialmen’s and similar Liens arising in the ordinary course of business with respect to any amounts (A) not yet due and payable or (B) which are being contested in good faith through appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP, (ii) Liens for Taxes (A) not yet delinquent or (B) which are being contested in good faith through appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP, (iii) defects or imperfections of title, easements, encroachments, covenants, rights-of-way, conditions, matters that would be apparent from a physical inspection or current, accurate survey of such real property, restrictions and other similar charges or encumbrances that do not, in the aggregate, materially impair the value or materially interfere with the present use of the Leased Real Property, (iv) with respect to any Leased Real Property (A) the interests and rights of the respective lessors with respect thereto, including any statutory landlord liens and any Lien thereon, (B) any Lien permitted or set forth under a Real Property Lease, and (C) any Liens encumbering the underlying fee title of the real property of which the Leased Real Property is a part, (v) zoning, building, entitlement and other land use and environmental regulations promulgated by any Governmental Authority that do not, in the aggregate, materially interfere with the current use of, or materially impair the value of, the Leased Real Property, (vi) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business, (vii) ordinary course purchase money Liens and Liens securing rental payments under operating or capital lease arrangements for amounts not yet due or payable, (viii) other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money in connection with workers’ compensation, unemployment insurance or other types of social security, (ix) reversionary rights in favor of landlords under any Real Property Leases with respect to any of the buildings or other improvements owned by the Company or any of its Subsidiaries, and (x) Securities Liens.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind.

“Personal Data” means information relating to or reasonably capable of being associated with an identified or identifiable person, device, or household or “personal data,” “personal information,” “protected health information,” “nonpublic personal information,” or other similar terms as defined by Privacy Requirements.

“Policies” has the meaning specified in Section 4.17.

“Privacy Requirements” means any and all Laws, industry requirements, and Contracts relating to the protection or Processing of Personal Data that are applicable to the Company and its Subsidiaries, including, but not limited to: (a) the CAN-SPAM Act of 2003, 15 U.S.C. § 7701, et seq.; the Telephone Consumer Protection Act (“TCPA”), 47 U.S.C. § 227, et seq.; the Fair Credit Reporting Act, 15 U.S.C. § 1681, et seq.; the Electronic Communications Privacy Act, 18 U.S.C. §§ 2510-22; the Stored Communications Act, 18 U.S.C. §§ 2701-12, et seq.; the California Consumer Privacy Act, Cal. Civ. Code § 1798.100, et seq.; the California Customer Records Act, Cal. Civ. Code §§ 1798.80 to 84; California Online Privacy Protection Act, Cal. Bus. & Prof. Code § 22575, et seq.; the New York Department of Financial Services Cybersecurity Regulation, 23 N.Y.C.R.R. § 500, et seq.; the South Carolina Privacy of Consumer Financial and Health Information Regulation, South Carolina Code § 69-58, et seq.; Massachusetts Gen. Law Ch. 93H, 201 C.M.R. § 17.00, et seq.; Nev. Rev. Stat. 603A, et seq.; Cal. Civ. Code § 1798.82, et seq.; N.Y. Gen. Bus. Law § 899-aa, et seq.; N.Y. Gen. Bus. Law § 899-bb, et seq.; 11 N.Y.C.R.R. § 420, et seq.; 11 N.Y.C.R.R. § 421, et seq.; the Illinois Biometric Information Privacy Act, 740 I.L.C.S. § 14, et seq.; the Privacy and Electronic Communications (2002/58/EC); the General Data Protection Regulation (2016/679)(“GDPR”); the GDPR as transposed into United Kingdom national law by operation of section 3 of the European Union (Withdrawal) Act 2018 and as amended by the Data Protection, Privacy and Electronic Communications (Amendments etc.) (EU Exit) Regulations 2019, together with the Data Protection Act 2018; U.S. state and federal Laws that prohibit unfair or deceptive acts and practices, such as the Federal Trade Commission Act, 15 U.S.C. § 45, et seq.; and all other Laws and binding regulations relating to data protection, information security, cybercrime, Security Incident notification, social security number protection, outbound communications and/or electronic marketing, use of electronic data and privacy matters (including online privacy) in any applicable jurisdictions including, but not limited to, the United Kingdom, Australia, Israel, Vietnam, Italy, and the Philippines; (b) each Contract relating to the Processing of Personal Data applicable to the Company and its Subsidiaries; and (c) each applicable rule, code of conduct, or other requirement of self-regulatory bodies and applicable industry standards, including, to the extent applicable, the Payment Card Industry Data Security Standard (“PCI-DSS”).

“Processing,” “Process,” or “Processed” means any collection, access, acquisition, storage, protection, use, recording, maintenance, operation, dissemination, re-use, disposal, disclosure, re-disclosure, deletion, destruction, sale, transfer, modification, or any other processing (as defined by Privacy Requirements) of Company Data or IT Systems.

“Purchasers” has the meaning specified in the introductory paragraph hereto.

“Q1 Financial Statements” has the meaning specified in Section 4.8(a)

“Q2 Financial Statements” has the meaning specified in Section 4.8(a).

“Real Property Leases” has the meaning specified in Section 4.20(a)(ii).

“Requisite Holders” means Holders (excluding any Disqualified Holder) of a majority of the Outstanding Principal Balances (as defined in the Notes) of the Notes, provided that the Outstanding Principal Balance owed to any Disqualified Holders shall be disregarded solely for the purpose of determining the Requisite Holders.

“Sanctioned Person” means at any time any person who is (i) listed on any Sanctions-related list of designated or blocked persons, (ii) the government of, a resident in, located in, or organized under the laws of a country or territory that is the subject of comprehensively restricted Sanctions (which includes, as of the date of this Agreement, Cuba, Iran, North Korea, Syria, the Crimea, and so-called Donetsk’s People’s Republic and Luhansk People’s Republic regions of Ukraine), (iii) fifty percent (50%) or more owned or controlled by any of the foregoing or otherwise the subject of any Sanctions where, under the relevant Sanctions, such ownership or control makes the relevant Person subject to Sanctions, and provided that a Person shall not be a Sanctioned Person under sub-paragraph (iii) of this definition where that Person has reasonably demonstrated to the Company (after consultation with its external counsel) that it has rebutted any presumption of ownership or control in accordance with Sanctions or in any related official guidance.

“Sanctions” means those applicable, economic and financial sanctions Laws, regulations, embargoes and restrictive measures administered or enforced by (i) the United States (including the U.S. Treasury Department’s Office of Foreign Assets Control), (ii) the European Union and its member states, (iii) the United Nations, (iv) the United Kingdom (including His Majesty’s Treasury) or (v) any other similar governmental authority of any of the forgoing with jurisdiction over the Company or any Company Subsidiary.

“SEC” means the United States Securities and Exchange Commission.

“Security Incident” means any material unauthorized Processing of Company Data, any material unauthorized access to the Company’s IT Systems, any incident that requires notification to any Person, Governmental Authority, or any other entity under Privacy Requirements or other similar terms as defined by Privacy Requirements.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Liens” means Liens arising out of, under or in connection with (a) applicable federal, state and local securities Laws and (b) restrictions on transfer, hypothecation or similar actions contained in any Governing Documents.

“Senior Indebtedness” means any Indebtedness senior to the obligations in respect of the Notes.

“Schedule of Purchasers” has the meaning specified in the introductory paragraph hereto.

“Solvent” means as to any Person, such Person (a) owns assets whose fair salable value (as defined below) is greater than the amount required to pay all of its debts as they become matured; (b) owns assets whose present fair salable value is greater than the probable total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of such Person as they become absolute and matured; (c) has capital that is not unreasonably small for its business and is sufficient to carry on its business and transactions and all business and transactions in which it is about to engage; (d) is not “insolvent” within the meaning of Section 101(32) of the Bankruptcy Code; and (e) has not incurred (by way of assumption or otherwise) any obligations or liabilities (contingent or otherwise) under any Notes Documents, or made any conveyance in connection therewith, with actual intent to hinder, delay or defraud either present or future creditors of such Person or any of its Affiliates. “Fair salable value” means the amount that could be obtained for assets within a reasonable time, either through collection or through sale under ordinary selling conditions by a capable and diligent seller to an interested buyer who is willing (but under no compulsion) to purchase.

“Standards Organizations” has the meaning specified in Section 4.21(f).

“Subsidiary” means, with respect to a Person, a corporation or other entity of which more than fifty percent (50%) of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such Person. For the purpose of this Agreement, Tigo Energy Equipment Trading (Suzhou) Co., Ltd. shall be deemed to be a Subsidiary of the Company.

“Tax” and “Taxes” means any and all federal, state, local, foreign or other taxes imposed by any Governmental Authority, including all income, gross receipts, license, payroll, net worth, employment, excise, tariffs, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, governmental charges, duties, levies and other similar charges imposed by a Governmental Authority in the nature of a tax, alternative or add-on minimum, or estimated taxes, and including any interest, penalty, or addition thereto.

“Tax Return” means any return, declaration, report, statement, information statement or other document filed or required to be filed with any Governmental Authority with respect to Taxes, including any claims for refunds of Taxes, any information returns and any schedules, attachments, amendments or supplements of any of the foregoing.

“Title IV Plan” has the meaning specified in Section 4.13(c).

“Trade Secrets” means confidential and proprietary information, whether oral or written, including ideas, designs, concepts, compositions, compilations of information, formulas, patterns, program, device, methods, methodologies, techniques, procedures, processes and other know-how, whether or not patentable, including all writings, memoranda, copies, reports, papers, surveys, analyses, drawings, letters, computer printouts, computer programs, computer applications, tools, specifications, business methods, business processes, business techniques, business plans, data (including customer data and technical data), graphs, charts, sound recordings and pictorial reproductions.

“Trademarks” means unregistered and registered trademarks and service marks, trademark and service mark applications, common law trademarks and service marks, trade dress and logos, trade names, business names, corporate names, product names and other source or business identifiers and the goodwill associated with any of the foregoing and any renewals and extensions of any of the foregoing.

“written” or “in writing” shall include printing, typewriting, or any electronic means of communication capable of being visibly reproduced at the point of reception including telecopier and electronic data interchange.

2.            Amount and Terms of the Notes.

2.1            Issuance of Notes. In return for the Consideration paid by each Purchaser, the Company shall sell and issue to such Purchaser one or more Notes. Each Note shall have a principal balance equal to that portion of the Consideration paid by such Purchaser for the Note, as set forth in the Schedule of Purchasers. Each Note shall be convertible into Conversion Securities pursuant to the terms of each Note.

3.            Closing Mechanics.

3.1            Closing. The closing (the “Closing”) of the purchase of the Notes in return for the Consideration paid by each Purchaser shall take place remotely via the exchange of signatures on the date hereof, or at such other time and place as the Company and Purchasers purchasing the aggregate principal amount of the Notes to be sold at the Closing agree upon orally or in writing. At the Closing, each Purchaser shall deliver the Consideration to the Company subject to and conditional upon the prior fulfillment of the following conditions by the Company to the entire satisfaction of (unless otherwise waived in writing by) the Purchasers:

(a)            On or prior to the Closing Date, the Purchasers shall have received from the Company the following, each dated as of a date satisfactory to the Purchasers and in form and substance entirely satisfactory to the Purchasers:

(i)            this Agreement duly executed by the Purchasers and the Company;

(ii)            one or more executed Notes in return for the respective Consideration provided to the Company by each such Purchaser;

(iii)            a certificate of good standing or existence of the Company dated as of a recent date from the Secretary of State (or equivalent body) of its respective jurisdiction of incorporation;

(iv)            a certificate of the Secretary of the Company, dated the Closing Date, certifying as to (A) the Governing Documents of the Company, as in effect at the Closing, (B) the resolutions of the Board approving this Agreement and the other Notes Documents and the transactions contemplated hereunder and thereunder, (C) the Company Stockholder Approvals and (D) the incumbency of officers signatory thereto and other corporate proceedings relating to the authorization, execution and delivery of this Agreement, the Notes and the other Notes Documents;

(v)            a certificate of the chief financial officer of the Company, dated the Closing Date, certifying that the Company and its Subsidiaries (on a consolidated basis) are Solvent;

(vi)            an officer’s certificate of the Chief Executive Officer of the Company, dated the Closing Date, certifying that the conditions specified in Sections 3.1(b), (c), (d) and (e) have been fulfilled;

(b)            the representations and warranties of the Company contained in Section 4.6 (Capitalization of the Company) shall be true and correct in all respects other than de minimis inaccuracies as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date; (ii) the Company Fundamental Representations (other than the representations and warranties made pursuant to Section 4.6) shall be true and correct in all material respects, in each case as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement or the Ancillary Agreements; and (iii) each of the representations and warranties of the Company contained in this Agreement other than the Company Fundamental Representations (disregarding any qualifications and exceptions contained therein relating to materiality, Company Material Adverse Effect or any similar qualification or exception) shall be true and correct as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement or the Ancillary Agreements and except for, in each case, inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

(c)            each of the covenants of the Company to be performed as of or prior to the Closing (including the execution and delivery of all agreements, certificates and instruments by the Company contemplated herein) shall have been performed in all material respects;

(d)            before and after giving effect to the issue and sale of the Notes and the application of the proceeds thereof as contemplated by Section 6.1(e), no Default or Event of Default shall have occurred and be continuing;

(e)            all approvals, authorizations, consents or orders of and filings, registrations and qualification with, any Governmental Authority required in connection with the execution, delivery and performance of this Agreement and the other Notes Documents by the Company and the consummation of the transactions contemplated herein or thereunder shall have been obtained;

(f)            the representations and warranties of each Holder contained in Section 5 shall be true and correct in all respects;

(g)            subject to Section 8.7, the Company shall have paid on or before the Closing the reasonable fees, charges and disbursements of Akin Gump Strauss Hauer & Feld LLP, counsel for the Purchasers; and

(h)            the Company shall have entered into and delivered to Holder an amendment to the Investors’ Rights Agreement, duly executed by the Company and Holders (as defined in the Investors’ Rights Agreement) of a majority of the outstanding Registrable Securities (as defined in the Investors’ Rights Agreement), pursuant to which the Holder shall become a party thereto for purposes of the registration rights set forth in Section 2 of the Investors’ Rights Agreement; and

(i)            the Company shall have caused the Acquiror to enter into, and delivered to Holder, a letter agreement between the Company and Acquiror providing for the amendment of the Amended and Restated Registration Rights Agreement, pursuant to which the shares issued or issuable upon conversion of the Notes shall become Registrable Securities for purposes of the Amended and Restated Registration Rights Agreement, such that the Holder is entitled to the registration rights set forth in the Amended and Restated Investor Rights Agreement.

4.            Representations and Warranties of the Company. In connection with the transactions provided for herein, except as set forth in the disclosure letter delivered to the Purchasers by the Company on the date of this Agreement (the “Company Disclosure Letter”) (each section of which qualifies the correspondingly numbered and lettered representations in this Article 4), the Company hereby represents and warrants to the Purchasers as follows:

4.1            Company Organization. The Company has been duly incorporated and is validly existing under the Laws of its jurisdiction of incorporation or organization, and has the requisite corporate power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted, except as would not have a material adverse effect on the Company, and has all necessary approvals from Governmental Authorities to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have all necessary approvals would not have, individually or in the aggregate, a material adverse effect on the Company and its Subsidiaries, taken as a whole. The Governing Documents of the Company, as amended to the date of this Agreement and as previously made available by or on behalf of the Company to the Purchasers, are true, correct and complete. The Company is duly licensed or qualified and in good standing as a foreign corporation in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, as applicable, except where the failure to be so licensed or qualified would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company and its Subsidiaries, taken as a whole.

4.2            Subsidiaries. The Subsidiaries of the Company as of the date of this Agreement are set forth on Section 4.2 of the Company Disclosure Letter. The Subsidiaries of the Company have been duly formed or organized and are validly existing under the Laws of their jurisdiction of incorporation or organization and have the power and authority to own, lease or operate all of their respective properties and assets and to conduct their respective businesses as they are now being conducted, except as would not have a material adverse effect on the Company and its Subsidiaries, taken as a whole, and have all necessary approvals from Governmental Authorities to own, lease and operate their properties and to carry on their business as it is now being conducted, except where the failure to have all necessary approvals would not have, individually or in the aggregate, a material adverse effect on the Company and its Subsidiaries, taken as a whole. Each Subsidiary of the Company is duly licensed or qualified and in good standing as a foreign corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not have, individually or in the aggregate, a material adverse effect on the Company and its Subsidiaries, taken as a whole. The respective jurisdiction of incorporation or organization of each the Company’s Subsidiaries is identified on Section 4.2 of the Company Disclosure Letter.

4.3            Due Authorization.

(a)            Other than the Company Stockholder Approvals, the Company has the requisite corporate power and authority to execute and deliver this Agreement and the other documents to which it is a party contemplated hereby and (subject to the approvals described in Section 4.5) to consummate the transactions contemplated hereby and thereby and to perform all of its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other documents to which the Company is a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board, and, except as set forth on Section 4.3(a) of the Company Disclosure Letter, no other company or corporate proceeding on the part of the Company is necessary to authorize this Agreement and the other documents to which the Company is a party contemplated hereby. This Agreement has been, and on or prior to the Closing, the other documents to which the Company is a party contemplated hereby will be, duly and validly executed and delivered by the Company and this Agreement constitutes, and on or prior to the Closing, the other documents to which the Company is a party contemplated hereby will constitute, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law.

(b)           On or prior to the date of this Agreement, the Board has duly adopted resolutions (i) determining that this Agreement and the other documents to which the Company is a party contemplated hereby and the transactions contemplated hereby and thereby are advisable and fair to, and in the best interests of, the Company and its stockholders, as applicable, and (ii) authorizing and approving the execution, delivery and performance by the Company of this Agreement and the other documents to which the Company is a party contemplated hereby and the transactions contemplated hereby and thereby. No other corporate action is required on the part of the Company or any of its stockholders to enter into this Agreement or the documents to which the Company is a party contemplated hereby or to approve the issuance of the Notes other than the Company Stockholder Approvals. The Company Stockholder Approvals will be sufficient to approve this Agreement, the issuance of the Notes and the other transactions contemplated herein in accordance with the terms of the Company’s Governing Documents and any other organizational documents of the Company.

4.4.           No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.5 and except as set forth on Section 4.4 of the Company Disclosure Letter, the execution and delivery by the Company of this Agreement and the documents to which the Company is a party contemplated hereby and the issuance of the Notes and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of, or result in the breach of, or default under the Governing Documents of the Company, (b) violate or conflict with any provision of, or result in the breach of, or default under any Law or Governmental Order applicable to the Company or any of the Company’s Subsidiaries, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract of the type described in Section 4.12(a) to which the Company or any of the Company’s Subsidiaries is a party or by which the Company or any of the Company’s Subsidiaries may be bound, or terminate or result in the termination of any such foregoing Contract or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of the Company’s Subsidiaries, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

4.5            Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of the Purchasers contained in this Agreement, except as set forth in Section 4.5 of the Company Disclosure Letter, no consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority (each, a “Governmental Authorization”) is required on the part of the Company or its Subsidiaries with respect to the Company’s execution or delivery of this Agreement or the consummation by the Company of the transactions contemplated hereby, except for any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company to perform or comply with on a timely basis any material obligation of the Company under this Agreement or to consummate the transactions contemplated hereby.

4.6            Capitalization of the Company.

(a)           As of the date of this Agreement, the authorized capital stock of the Company consists of (x) 260,000,000 shares of Company Common Stock, par value $0.0001 per share, of which 21,627,464 shares are issued and outstanding as of the date of this Agreement, (y) 199,145,285 shares of Preferred Stock, par value $0.0001 per share, designated as follows: (i) 378,066 shares of Series A-1 Preferred Stock, of which 378,066 shares are issued and outstanding as of the date of this Agreement, (ii) 639,773 shares of Series A-2 Preferred Stock, of which 639,773 shares are issued and outstanding as of the date of this Agreement, (iii) 1,998,177 shares of Series A-3 Preferred Stock, of which 1,998,177 shares are issued and outstanding as of the date of this Agreement, (iv) 2,447,023 shares of Series A-4 Preferred Stock, of which 2,447,023 shares are issued and outstanding as of the date of this Agreement, (v) 7,985,151 shares of Series B-1 Preferred Stock, of which 7,985,151 shares are issued and outstanding as of the date of this Agreement, (vi) 746,602 shares of Series B-2 Preferred Stock, of which 746,602 shares are issued and outstanding as of the date of this Agreement, (vii) 6,627,558 shares of Series B-3 Preferred Stock, of which 6,627,558 shares are issued and outstanding as of the date of this Agreement, (viii) 30,739,072 shares of Series B-4 Preferred Stock, of which 30,739,072 shares are issued and outstanding as of the date of this Agreement, (ix) 27,079,195 shares of Series C Preferred Stock, of which 26,014,749 shares are issued and outstanding as of the date of this Agreement, (x) 38,659,789 shares of Series C-1 Preferred Stock, of which 38,659,789 shares are issued and outstanding as of the date of this Agreement (the shares described in the foregoing clauses (i) through (x), collectively, the “Company Series ABC Preferred Stock”), (xi) 49,342,160 shares of Series D Preferred Stock, of which 49,342,160 shares are issued and outstanding as of the date of this Agreement (the “Company Series D Preferred Stock”), and (xii) 36,861,678 shares of Series E Preferred Stock, of which 33,567,165 shares are issued and outstanding as of the date of this Agreement (the “Company Series E Preferred Stock” and together with both the Company Series ABC Preferred Stock and the Company Series D Preferred Stock, the “Company Preferred Stock”). All of the issued and outstanding shares of Company Capital Stock (A) have been duly authorized and validly issued and are fully paid and non-assessable, including that all amounts provided for in any agreements for the purchase of shares of the Company have been fully paid and such shares have been issued prior to the date hereof unless disclosed in Section 4.6(a) of the Company Disclosure Letter; (B) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) the Governing Documents of the Company and (2) any other applicable Contracts governing the issuance of such securities; (C) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of the Company or any Contract to which the Company is a party or otherwise bound; and (D) are free and clear of any Liens, other than Securities Liens.

(b)            Section 4.6(b) of the Company Disclosure Letter sets forth a true and complete list of the outstanding Company Warrants, the full legal name of each holder of such Company Warrant, the number of shares of Company Common Stock comprised thereof or subject thereto, the date on which such Company Warrant was granted. All outstanding Company Warrants (i) have been duly authorized and validly issued and constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) the Governing Documents of the Company and (2) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of the Company or any Contract to which the Company is a party or otherwise bound; (iv) are free and clear of any Liens, other than Securities Liens; and (v) are currently exercisable by the holder thereof.

(c)           As of the date of this Agreement, Company Options to purchase 19,141,496 shares of Company Common Stock are outstanding. The Company has provided a true and complete list of the name of each current or former employee, consultant or director of the Company or any of its Subsidiaries who, as of the date of this Agreement, holds a Company Option, the number of shares of Company Common Stock comprised thereof or subject thereto, vesting schedule, the date on which such Company Option was granted, the number of shares subject to the Company Option which have vested and the number of shares subject to the Company Option which have not yet vested as of the date of this Agreement and as of the Effective Time (as a result of the transactions contemplated by the Agreement), and, if applicable, the exercise price thereof. All Company Options are evidenced by award agreements in substantially the forms previously made available to the Purchasers, and no Company Option is subject to terms that are materially different from those set forth in such forms. Each Company Option was validly granted or issued and properly approved by, the Board (or appropriate committee thereof). Each Company Option has been granted with an exercise price that is intended to be no less than the fair market value of the underlying Company Common Stock on the date of grant, as determined in accordance with Section 409A of the Code or Section 422 of the Code, if applicable.

(d)           Except as otherwise set forth in Section 4.6(d) of the Company Disclosure Letter, the Company has not granted, authorized, or issued any outstanding subscriptions, options, stock appreciation rights, warrants, rights or other securities (including debt securities) convertible into or exchangeable or exercisable for shares of Company Capital Stock, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other equity interests, or for the repurchase or redemption of shares or other equity interests of the Company or the value of which is determined by reference to shares or other equity interests of the Company, and there are no voting trusts, proxies or agreements of any kind which may obligate the Company to issue, purchase, register for sale, redeem or otherwise acquire any shares of Company Capital Stock. There are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of the Company or any capital stock of any Company Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person other than a Company Subsidiary.

4.7.           Capitalization of Subsidiaries.

(a)           The outstanding shares of capital stock or equity interests of each of the Company’s Subsidiaries (i) have been duly authorized and validly issued, are, to the extent applicable, fully paid and non-assessable, including that all amounts provided for in any agreements for the purchase of shares of the Company have been fully paid and such shares have been issued prior to the date hereof unless disclosed in Section 4.7(a) of the Company Disclosure Letter; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) the Governing Documents of each such Subsidiary, and (2) any other applicable Contracts governing the issuance of such securities; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of each such Subsidiary or any Contract to which each such Subsidiary is a party or otherwise bound; and (iv) are free and clear of any Liens, other than Securities Liens.

(b)           Except as set forth on Section 4.7(b) of the Company Disclosure Letter, the Company, directly or indirectly, owns of record and beneficially all the issued and outstanding shares of capital stock or equity interests of such Subsidiaries free and clear of any Liens other than Permitted Liens.

(c)           Except as set forth on Section 4.7(b) of the Company Disclosure Letter, there are no outstanding subscriptions, options, warrants, rights or other securities (including debt securities) exercisable or exchangeable for any capital stock of such Subsidiaries, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other equity interests, or for the repurchase or redemption of shares or other equity interests of such Subsidiaries or the value of which is determined by reference to shares or other equity interests of the Subsidiaries, and there are no voting trusts, proxies or agreements of any kind which may obligate any Subsidiary of the Company to issue, purchase, register for sale, redeem or otherwise acquire any of its capital stock. Except as set forth on Section 4.7(b) of the Company Disclosure Letter, the Company does not own any other equity interests in any person.

4.8.           Financial Statements.

(a)           Attached as Section 4.8(a) of the Company Disclosure Letter are true and complete copies of (i) the audited consolidated balance sheets and statements of operations, comprehensive loss, stockholders’ equity and cash flows of the Company and its Subsidiaries as of and for the years ended December 31, 2021 and December 31, 2020, each updated and audited in accordance with the auditing standards of the PCAOB by a nationally recognized independent registered public accounting firm selected by Company (collectively, the “PCAOB Audited Financial Statements”) together with the auditor’s report / opinion thereon and (ii) the unaudited consolidated balance sheets and statements of operations, comprehensive loss, stockholders’ equity, and cash flows of the Company and its Subsidiaries as of and for (a) the three (3)-month period ending March 31, 2022 (the “Q1 Financial Statements”) and (b) the six (6)-month period ended June 30, 2022 (the “Q2 Financial Statements” and the PCAOB Audited Financial Statements, Q1 Financial Statements and the Q2 Financial Statements, the “Financial Statements”).

(b)           Except as set forth on Section 4.8(b) of the Company Disclosure Letter, the PCAOB Audited Financial Statements, the Q1 Financial Statements and the Q2 Financial Statements (i) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations, their consolidated incomes, their consolidated changes in stockholders’ equity (with respect to the PCAOB Audited Financial Statements only) and their consolidated cash flows for the respective periods then ended (subject, in the case of the Q1 Financial Statements and the Q2 Financial Statements, to normal year-end adjustments), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and, in the case of the Q1 Financial Statements and the Q2 Financial Statements, the absence of footnotes or the inclusion of limited footnotes), (iii) were prepared from, and are in accordance in all material respects with, the books and records of the Company and its consolidated Subsidiaries, (iv) for the PCAOB Audited Financial Statements, were audited and prepared in accordance with the PCAOB standards, and (v) will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant, in effect as of the respective dates thereof.

(c)          Except as set forth on Section 4.8(c) of the Company Disclosure Letter, as of the date of this Agreement, neither the Company (including, to the knowledge of the Company, any director, officer or employee thereof) nor any independent auditor of the Company has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (iii) any claim or allegation regarding any of the foregoing.

(d)           All accounts receivable of the Company and the Company Subsidiaries reflected on the Financial Statements or arising thereafter have arisen from bona fide transactions and in accordance with GAAP and are collectible, subject to allowance for doubtful accounts and bad debts reserved in the Financial Statements. To the knowledge of the Company, such accounts receivables are not subject to valid defenses, setoffs or counterclaims, other than routine credits granted for errors in ordering, shipping, pricing, discounts, rebates, returns in the ordinary course of business and other similar matters. The Company’s respective reserves for doubtful accounts, contractual allowance and warranty claims are adequate in all material respects and have been calculated in a manner consistent with past practices. On and after January 1, 2021, neither the Company nor any of the Company Subsidiaries has modified or changed in any material respect its sales practices or methods, including such practices or methods in accordance with which the Company or any of the Company Subsidiaries sell goods, fill orders or record sales.

(e)           All accounts payable of the Company and the Company Subsidiaries reflected on the Financial Statements or arising thereafter are the result of bona fide transactions and have been paid or are not yet due or payable. On and after January 1, 2021, the Company and the Company Subsidiaries have not altered in any material respects their practices for the payment of such accounts payable, including the timing of such payment.

4.9.           Undisclosed Liabilities. Except as set forth on Section 4.9 of the Company Disclosure Letter, as of the date of this Agreement neither the Company nor any of its Subsidiaries has any liability, debt or obligation, whether accrued, contingent, absolute, determined or determinable, in each case of the nature required to be disclosed on a balance sheet in accordance with GAAP, except for liabilities, debts or obligations (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the Financial Statements in the ordinary course of business of the Company and its Subsidiaries, (c) arising under this Agreement and/or performance by the Company of its obligations hereunder, including transaction expenses, (d) that are disclosed in the Company Disclosure Letter or (e) that would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company and its subsidiaries, taken as a whole.

4.10.         Litigation and Proceedings. Except as set forth on Section 4.10 of the Company Disclosure Letter, as of the date of this Agreement, (a) there are no material pending or, to the knowledge of the Company, threatened in writing Actions against the Company or any of the Company’s Subsidiaries or their respective properties or assets; and (b) there is no outstanding Governmental Order imposed upon the Company or any of the Company’s Subsidiaries; nor are any properties or assets of the Company or any of the Company’s Subsidiaries’ respective businesses bound or subject to any Governmental Order.

4.11            Legal Compliance.

(a)           As of the date of this Agreement, each of the Company and its Subsidiaries is in compliance with all applicable Laws in all material respects.

(b)           Except as set forth on Section 4.11(b) of the Company Disclosure Letter, since January 1, 2020, neither the Company nor any of its Subsidiaries has received any written notice of, or been charged with, the violation of any Laws would not, individually or in the aggregate, be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

4.12            Contracts; No Defaults.

(a)           Section 4.12(a) of the Company Disclosure Letter contains a listing of all Contracts described in clauses (i) through (xv) below to which, as of the date of this Agreement, the Company or any of the Company’s Subsidiaries is a party, other than a Company Benefit Plan. True, correct and complete copies of the Contracts listed on Section 4.12(a) of the Company Disclosure Letter, including any amendments to such Contracts, have been delivered to or made available to the Purchasers by posting such Contracts to the VDR.

(i)           Each Contract that the Company reasonably anticipates will involve aggregate payments or consideration furnished (A) by the Company or by any of its Subsidiaries of more than $2,500,000 or (B) to the Company or to any of its Subsidiaries of more than $2,500,000, in each case, on a calendar year basis;

(ii)           Each mortgage, indenture, note or financing agreement or instrument or other Contract for money borrowed by the Company or any of the Company’s Subsidiaries, in each case, in excess of $2,500,000, each contract that is a currency or hedging arrangement, each other type of Contract evidencing Indebtedness, and any pledge agreements, security agreements or other collateral agreements in which the Company or any of its Subsidiaries granted to any person a security interest in or Lien on any of the property or assets of the Company or any of its Subsidiaries, and all agreements or instruments guaranteeing the debts or other obligations of any other Person;

(iii)          Each Contract with outstanding obligations that provides for the sale or purchase of personal property, fixed assets or real property and involves aggregate payments in excess of $2,500,000 in any calendar year, other than (A) sales or purchase agreements in the ordinary course of business and/or (B) sales of equipment deemed by the Company in its reasonable business judgement to be obsolete or no longer be material to the business of the Company and its Subsidiaries;

(iv)          Each Contract that is a definitive purchase and sale or similar agreement for the acquisition of any Person or any business unit thereof or the disposition of any material assets of the Company or any of its Subsidiaries on or after January 1, 2020, in each case, involving payments in excess of $2,500,000 other than Contracts (A) in which the applicable acquisition or disposition has been consummated and there are no material obligations ongoing or (B) between the Company and its Subsidiaries;

(v)           All broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, management or advisory services contracts (excluding contracts for employment), marketing consulting and advertising contracts and agreements to which the Company or any Subsidiary of the Company is a party with consideration payable to or by the Company or any Subsidiary of the Company of more than $2,500,000 in any calendar year;

(vi)          Each Contract involving the formation of a (A) joint venture, (B) partnership, or (C) limited liability company (excluding, in the case of clauses (B) and (C), any Subsidiary of the Company);

(vii)         Contracts expressly prohibiting or restricting the ability of the Company or its Subsidiaries to engage in any business in any material respect, to operate in any geographical area or during any period of time in any material respect or to compete with any Person in any line of business in any material respect, in each case, other than customary non-solicitation and no-hire provisions entered into in the ordinary course of business;

(viii)        Each employee collective bargaining Contract between the Company or any of the Company’s Subsidiaries, on one hand, and any labor union or other body representing employees of the Company or any of the Company’s Subsidiaries, on the other hand;

(ix)          Each Intellectual Property Contract (including license agreements, coexistence agreements, and agreements with covenants not to sue, but excluding non-disclosure agreements entered into in the ordinary course of business and non-exclusive Trademark licenses incidental to marketing, printing, or advertising Contracts) pursuant to which the Company or any of the Company’s Subsidiaries (A) grants to a third Person the right to use or license material Intellectual Property of the Company and its Subsidiaries (other than Contracts granting nonexclusive rights to use Company products or services entered into in the ordinary course of business), or (B) is granted by a third Person the right to use or license Intellectual Property that is material to the business of the Company and its Subsidiaries (other than Contracts granting nonexclusive rights to use commercially available software or services with annual aggregate fees of less than $200,000 and Open Source Licenses);

(x)           Each Contract requiring capital expenditures by the Company or any of the Company’s Subsidiaries after the date of this Agreement in an amount in excess of $2,500,000 in any calendar year;

(xi)           Each Contract with any Governmental Authority;

(xii)          Each Contract (A) under which the Company or any its Subsidiaries has agreed to purchase goods or services from a vendor, supplier or other person on a preferred supplier or “most favored supplier” basis or (B) that the Company or any of its Subsidiaries is subject to that grants to any third Person (1) “most favored customer” pricing status or price matching rights or (2) other price guarantees, in each case, that involves aggregate payments in excess of $2,500,000 in any calendar year;

(xiii)         Each Contract involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any of its Subsidiaries or income or revenues related to any product or service of the Company or any of its Subsidiaries that involves aggregate payments in excess of $2,500,000 in any calendar year;

(xiv)         Each Contract that results in any Person holding a power of attorney from the Company or any Subsidiary of the Company that materially relates to the Company or any Subsidiary of the Company or materially impacts the business of the Company or any Subsidiary of the Company; and

(xv)         Any outstanding written commitment to enter into any Contract of the type described in subsections (i) through (xv) of this Section 4.12(a) or any other Contract that is material to the Company and its Subsidiaries taken as a whole.

(b)           Except for any Contract that has terminated (with such termination expressly stated on Section 4.12(a) in the Company Disclosure Letter) and except as would not reasonably be expected to, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, as of the date of this Agreement, all of the Contracts listed pursuant to Section 4.12(a) in the Company Disclosure Letter represent the legal, valid and binding obligations of the Company or the Subsidiary of the Company party thereto. As of the date of this Agreement, except, in each case, where such Contract is not material to the Company and its Subsidiaries taken as a whole and where the occurrence of such breach or default or failure to perform would not reasonably be expected to be, individually or in the aggregate, a material adverse effect on the Company and its Subsidiaries taken as a whole, (x) none the Company, the Company’s Subsidiaries, or, to the knowledge of the Company, any other party thereto is in breach of or default under any such Contract other than the Existing Debt Agreement, (y) since January 1, 2020, neither the Company nor any of its Subsidiaries has received any written claim or written notice of termination or breach of or default under any such Contract and (z) other than with respect to the Existing Debt Agreement, no event has occurred which individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any such Contract by the Company or its Subsidiaries or to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both).

4.13.         Company Benefit Plans.

(a)           Section 4.13(a) of the Company Disclosure Letter sets forth a complete list, as of the date hereof, of each material Company Benefit Plan. For purposes of this Agreement, a “Company Benefit Plan” means an “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, (“ERISA”) or any other plan, policy, program or agreement (including any employment, bonus, incentive or deferred compensation, equity or equity-based compensation, severance, retention, supplemental retirement, change in control, welfare benefit, fringe benefit or similar plan, policy, program or agreement) providing compensation or other benefits to any current or former director, officer, individual consultant, worker or employee, which are maintained, sponsored or contributed to by the Company or any of the Company’s Subsidiaries, or to which the Company or any of the Company’s Subsidiaries is a party or has or may have any liability, and in each case whether or not (i) subject to the Laws of the United States, (ii) in writing or (iii) funded, but excluding in each case any statutory plan, program or arrangement that is required under applicable Law and maintained by any Governmental Authority. With respect to each material Company Benefit Plan, the Company has made available to the Purchasers, to the extent applicable, true, complete and correct copies of (A) such Company Benefit Plan (or, if not written a written summary of its material terms) and all plan documents, trust agreements, insurance Contracts or other funding vehicles and all amendments thereto, (B) the most recent summary plan descriptions, including any summary of material modifications (C) the most recent annual reports (Form 5500 series) filed with the IRS with respect to such Company Benefit Plan, (D) the most recent actuarial report or other financial statement relating to such Company Benefit Plan, (E) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Company Benefit Plan and any pending request for such a determination letter, and (F) any material, non-routine correspondence with any Governmental Authority with respect to the Company Benefit Plans.

(b)           Except as set forth on Section 4.13(b) of the Company Disclosure Letter, (i) each Company Benefit Plan has been operated and administered in compliance with its terms and all applicable Laws, including ERISA and the Code, except where the failure to comply would not be, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company or its Subsidiaries; (ii) all material contributions required to be made with respect to any Company Benefit Plan on or before the date hereof have been made and all obligations in respect of each Company Benefit Plan as of the date hereof have been accrued and reflected in the Company’s financial statements to the extent required by GAAP; (iii) each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS as to its qualification or may rely upon an opinion letter for a prototype plan and, to the knowledge of the Company, no fact or event has occurred that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan except where the failure to be so qualified would not reasonably be expected to result, individually or in the aggregate, in material liability to the Company or its Subsidiaries.

(c)           No Company Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”) or other pension plan that is subject to Title IV of ERISA (“Title IV Plan”), and neither the Company nor any of its ERISA Affiliates has sponsored or contributed to, been required to contribute to, or had any actual or contingent liability under, a Multiemployer Plan or Title IV Plan at any time within the previous six (6) years. Neither the Company nor any of its ERISA Affiliates has incurred any withdrawal liability under Section 4201 of ERISA that has not been fully satisfied.

(d)           No Company Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any Subsidiary for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable Law, (ii) death benefits under any “pension plan,” or (iii) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary).

(e)           Except as set forth on Section 4.13(e) of the Company Disclosure Letter, the consummation of the transactions contemplated hereby will not, either alone or in combination with another event (such as termination following the consummation of the transactions contemplated hereby), (i) entitle any current or former employee, officer or other service provider of the Company or any Subsidiary of the Company to any severance pay or any other compensation payable by the Company or any Subsidiary of the Company, except as expressly provided in this Agreement, or (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such employee, officer or other individual service provider by the Company or a Subsidiary of the Company. The consummation of the transactions contemplated hereby will not, either alone or in combination with another event, result in any “excess parachute payment” under Section 280G of the Code. No Company Benefit Plan provides for a Tax gross-up, make whole or similar payment with respect to the Taxes imposed under Sections 409A or 4999 of the Code.

4.14            Labor Relations; Employees.

(a)           Except as set forth on Section 4.14(a) of the Company Disclosure Letter, (i) neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, or any similar agreement, (ii) no such agreement is being negotiated by the Company or any of the Company’s Subsidiaries, and (iii) no labor union or any other employee representative body has requested or, to the knowledge of the Company, has sought to represent any of the employees of the Company or its Subsidiaries. To the knowledge of the Company, there has been no labor organization activity involving any employees of the Company or any of its Subsidiaries. Since January 1, 2020, there has been no actual or, to the knowledge of the Company, threatened strike, slowdown, work stoppage, lockout or other material labor dispute against or affecting the Company or any Subsidiary of the Company.

(b)           Each of the Company and its Subsidiaries (i) are, and have been during the last three years, in compliance with all applicable Laws respecting labor and employment including, but not limited to, all Laws respecting terms and conditions of employment, health and safety, wages and hours, holiday pay and the calculation of holiday pay, working time, employee classification (with respect to both exempt vs. non-exempt status and employee vs. independent contractor and worker status), child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity and equal pay, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment insurance, and (ii) have withheld and reported all amounts required by any legal requirement to be withheld and reported with respect to wages, salaries and other payments or compensation to any Company employee or other service provider, and (iii) have no liability for any arrears of wages or any penalty for failure to comply with any of the foregoing, except in each case of prongs (i)-(iii) where failure to comply would not reasonably be expected to result, individually or in the aggregate, in material liability to the Company or its Subsidiaries, taken as a whole.

(c)           During the last three years, the Company and its Subsidiaries have not received (i) notice of any unfair labor practice charge or material complaint pending or threatened before the National Labor Relations Board or any other Governmental Authority against them, (ii) notice of any complaints, grievances or arbitrations arising out of any collective bargaining agreement or any other complaints, grievances or arbitration procedures against them, (iii) notice of any material charge or complaint with respect to or relating to them pending before the Equal Employment Opportunity Commission or any other Governmental Authority responsible for the prevention of unlawful employment practices, (iv) notice of the intent of any Governmental Authority responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration, or occupational safety and health Laws to conduct an investigation with respect to or relating to them or notice that such investigation is in progress, or (v) notice of any material complaint, lawsuit or other proceeding pending or threatened in any forum by or on behalf of any present or former employee of such entities, any applicant for employment or classes of the foregoing alleging breach of any express or implied Contract of employment, any applicable Law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(d)           To the knowledge of the Company, no present or former employee, worker or independent contractor of the Company or any of the Company’s Subsidiaries’ is in material violation of (i) any restrictive covenant, nondisclosure obligation or fiduciary duty to the Company or any of the Company’s Subsidiaries or (ii) any restrictive covenant or nondisclosure obligation to a former employer or engager of any such individual relating to (A) the right of any such individual to work for or provide services to the Company or any of the Company’s Subsidiaries’ or (B) the knowledge or use of Trade Secrets or proprietary information.

(e)           Since January 1, 2020, the Company and its Subsidiaries have not engaged in layoffs, furloughs or employment terminations sufficient to trigger application of the Workers’ Adjustment and Retraining Notification Act or any similar state or local law relating to group terminations or effected any broad-based salary or other compensation or benefits reductions, in each case, whether temporary or permanent.

(f)           To the knowledge of the Company, (i) no allegations of harassment, discrimination or misconduct have been made against any officer or director of the Company or its Subsidiaries, and (ii) the Company and its Subsidiaries have not entered into any settlement agreement or conducted any investigation related to allegations of harassment, discrimination or misconduct by a director, officer, employee, contractor or other agent of the Company or its Subsidiaries.

(g)           Except as would not reasonably be expected to result, individually or in the aggregate, in material liability to the Company or its Subsidiaries, the Company is, and for the last three years has been, in compliance in all respects with the requirements of the Immigration Reform Control Act of 1986.

4.15            Taxes.

(a)           All income and other material Tax Returns required to be filed by the Company or any of its Subsidiaries have been filed (taking into account any applicable extensions), all such Tax Returns (taking into account all amendments thereto) are true, complete and accurate in all material respects, and all material Taxes due and payable (whether or not shown on any Tax Return) by the Company and its Subsidiaries have been paid, other than Taxes being contested in good faith and for which appropriate reserves have been established in accordance with GAAP.

(b)           The Company and each of its Subsidiaries have withheld from amounts owing to any employee, creditor or other Person all material amounts of Taxes required by Law to be withheld, paid over to the proper Governmental Authority all such withheld amounts required to have been so paid over and complied in all material respects with all other applicable withholding and related reporting requirements with respect to such Taxes.

(c)           There are no Liens for any material amounts of Taxes (other than Permitted Liens) upon the property or assets of the Company or any of its Subsidiaries.

(d)           No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Authority against the Company or any of its Subsidiaries that remains unresolved or unpaid, except for claims, assessments, deficiencies or proposed adjustments being contested in good faith and for which appropriate reserves have been established in accordance with GAAP.

(e)           There is no material Tax audit or other examination of the Company or any of its Subsidiaries presently in progress, and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any material Taxes of the Company or any of its Subsidiaries.

(f)           Neither the Company nor any of its Subsidiaries has made a request for an advance tax ruling, request for technical advice or any similar request that is in progress or pending with any Governmental Authority with respect to any Taxes that would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(g)           Neither the Company nor any of its Subsidiaries is a party to any Tax indemnification or Tax sharing or similar agreement (other than any such agreement solely between the Company and its Subsidiaries and customary commercial Contracts (or Contracts entered into in the ordinary course of business) not primarily related to Taxes).

(h)           Neither the Company nor any of its Subsidiaries has been a party to any transaction treated by the parties as a distribution of stock qualifying for tax-deferred treatment under Section 355 or Section 361 of the Code since January 1, 2020.

(i)           Neither the Company nor any of its Subsidiaries (A) is liable for material amounts of Taxes of any other Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Tax Law or as a transferee or successor or by Contract (other than customary commercial Contracts (or Contracts entered into in the ordinary course of business) not primarily related to Taxes) or (B) has ever been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes, other than a group the common parent of which was or is the Company or any of its Subsidiaries.

(j)           No written claim has been made by any Governmental Authority on or after January 1, 2021 where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to material taxation in that jurisdiction.

(k)           Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation 1.6011-4(b)(2).

(l)           Neither the Company nor any of its Subsidiaries will be required to include any material amount in taxable income, exclude any material item of deduction or loss from taxable income, or make any adjustment under Section 481 of the Code (or any similar provision of state, local or foreign Law) for any taxable period (or portion thereof) beginning after the Closing Date as a result of any (i) installment sale or open transaction disposition made by the Company or its Subsidiaries prior to the Closing outside the ordinary course of business, (ii) prepaid amount received or deferred revenue recognized by the Company or its Subsidiaries prior to the Closing outside the ordinary course of business, (iii) change in method of accounting of the Company or its Subsidiaries for a taxable period ending on or prior to the Closing Date made prior to the Closing, (iv) “closing agreement” described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed by the Company or its Subsidiaries prior to the Closing, or (v) election under Section 965(h) of the Code.

(n)           The Company has not been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(o)           Neither the Company nor any Subsidiary of the Company has received written notice from a non-U.S. Tax authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country, in each case, other than the country in which it is organized.

(p)           For U.S. federal income tax purposes, the Company is, and has been since the date of the Company’s formation, classified as a corporation. Section 4.15(p) of the Company Disclosure Letter sets forth the current entity classification for each Subsidiary of the Company for U.S. federal income tax purposes, any prior classification of such Subsidiary, and the date of any such change.

(q)           Neither the Company nor any Subsidiary of the Company has made an election to defer the payment of any “applicable employment taxes” under Section 2302 of the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136) or made any such deferral or election pursuant to the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020.

4.16            Brokers’ Fees. Except as set forth on Section 4.16 of the Company Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by the Company, any of the Company’s Subsidiaries’ or any of their Affiliates for which the Purchasers, the Company or any of the Company’s Subsidiaries has any obligation.

4.17            Insurance. As of the date of this Agreement: (a) all material insurance policies and bonds (collectively, “Policies”) held by, or for the benefit of, the Company or any of its Subsidiaries with respect to policy periods that include the date of this Agreement are in full force and effect, (b) true, correct, and complete copies of the Policies have previously been made available to the Purchasers, (c) except as disclosed on Section 4.17 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has received a written notice of cancellation of any of the Policies or of any changes that are required in the conduct of the business of the Company or any of its Subsidiaries as a condition to the continuation of coverage under, or renewal of, any of the Policies, (d) except as would not reasonably be expected to result, individually or in the aggregate, in material liability to the Company and its Subsidiaries, taken as a whole, neither the Company nor any Company Subsidiary is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy, (e) to the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation, (f) all premiums and other charges due have been paid, (g) none of the Policies or their predecessors have been written on an audited, retrospective, or similar premium basis; and (h) none of the Policies or their predecessors have been written or reinsured on a fronting, captive, or similar self-insured basis. Section 4.17 of the Company Disclosure Letter sets forth, with respect to each Policy (i) the names of the insurer and the first named insured, (ii) the policy number, (iii) the policy period (iv) the type of coverage, (v) the aggregate limits; and (vi) the premium most recently charged. To the knowledge of the Company, all material occurrences, circumstances, and claims potentially covered under any of the Policies or their predecessors have been timely noticed. To the knowledge of the Company, with regard to any such material noticed occurrence, circumstance, or claim that is related to an ongoing or potentially ongoing matter, no insurer has denied or questioned coverage.

4.18.        Licenses. The Company and its Subsidiaries has all material licenses, approvals, consents, registrations and permits of a Governmental Authority (the “Licenses”) reasonably required to permit the Company and its Subsidiaries to own, lease or operate their properties and assets in the manner in which they are now operated and to conduct the business of the Company and its Subsidiaries as currently conducted, except where the failure to obtain such Licenses has not had, or would not reasonably be expected to have, individually or in the aggregate, have a materially adverse impact on the Company and its Subsidiaries take as a whole. The Company and its Subsidiaries have obtained all of the Licenses necessary under applicable Laws to permit the Company and its Subsidiaries to own, operate, use and maintain their assets in the manner in which they are now operated and maintained and to conduct the business and operations of the Company and its Subsidiaries as currently conducted. The operation of the business of the Company and its Subsidiaries as currently conducted is not in material violation of, nor is the Company or any of its Subsidiaries in material default or material violation under, any License. No suspension or cancellation of any of the Licenses is pending or, to the knowledge of the Company, threatened.

4.19            Equipment and Other Tangible Property. Except as set forth on Section 4.19 of the Company Disclosure Letter, the Company or one of its Subsidiaries owns and has good title to all material equipment and other tangible property reflected on the books of the Company and its Subsidiaries as owned by the Company or one of its Subsidiaries, free and clear of all Liens other than Permitted Liens, other than as would not have a material adverse effect, individually or in the aggregate, on the Company and its Subsidiaries, taken as a whole.

4.20            Real Property.

(a)           Section 4.20(a) of the Company Disclosure Letter sets forth a true, correct and complete list as of the date of this Agreement of all Leased Real Property and all Real Property Leases pertaining to such Leased Real Property. With respect to each parcel of Leased Real Property:

(i)           The Company or one of its Subsidiaries holds a good and valid leasehold estate in such Leased Real Property, free and clear of all Liens, except for Permitted Liens.

(ii)           The Company and/or its Subsidiaries have made available to the Purchasers true, correct and complete copies of the material Contracts (including all material modifications and amendments thereto) pursuant to which the Company or any of its Subsidiaries occupy (or have been granted an option to occupy) the Leased Real Property or is otherwise a party with respect to the Leased Real Property (the “Real Property Leases”).

(iii)          There are no contractual or legal restrictions that preclude or restrict the ability of the Company or any Company Subsidiary to use any Leased Real Property by such party for the purposes for which it is currently being used, except as would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole. To the knowledge of the Company, there are no material latent defects or adverse physical conditions affecting the Leased Real Property.

(iv)          All such Real Property Leases are in full force and effect, are valid and enforceable in accordance with their respective terms, and there is not, under any of such Real Property Leases, any existing default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company or any Company Subsidiary or, to the Company’s knowledge, by the other party to such Real Property Leases, except as would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole. To the Company’s knowledge, there are no material disputes with respect to such Real Property Leases.

(v)           As of the date of this Agreement, no party, other than the Company or its Subsidiaries, has any right to use, occupy or possess the Leased Real Property or any portion thereof.

(vi)           Neither the Company nor any of its Subsidiaries has received written notice of any current condemnation proceeding or proposed similar Action or agreement for taking in lieu of condemnation with respect to any portion of the Leased Real Property.

4.21         Intellectual Property.

(a)           Section 4.21(a)(i) of the Company Disclosure Letter lists each item of Intellectual Property that is registered and applied-for with a Governmental Authority or Domain Name registrar and is owned by the Company or any of the Company’s Subsidiaries as of the date of this Agreement (collectively, the “Company Registered Intellectual Property”) and (i) for each Patent, the patent number or application serial number for each jurisdiction in which filed, date issued and filed and present status thereof, (ii) for each Trademark, each applicable application serial number or registration number, by country, province and state, and the class of goods or services covered, the nature of the goods or services, the date issued and filed and the present status thereof, (iii) for each Domain Name, the registration date, (iv) for each Copyright, each applicable number and date of such registration or Copyright application by country, province and state, and (v) for each registered design, the registration number or application serial number for each jurisdiction in which filed, date issued and filed and present status thereof. Section 4.21(a)(ii) of the Company Disclosure Letter lists each item of material Company Software, excluding Company Software that the Company and its Subsidiaries have not licensed or distributed in the ordinary course of business to third parties (other than as installed on hardware products sold by or on behalf of the Company or any of its Subsidiaries). The Company or one of the Company’s Subsidiaries is the sole and exclusive owner of all of the items of Company Registered Intellectual Property, and, to the knowledge of the Company as of the date of this Agreement, all such Company Registered Intellectual Property (excluding any pending applications, declarations or renewals included in the Company Registered Intellectual Property) is valid and enforceable.

(b)           Except as set forth on Section 4.21(b) of the Company Disclosure Letter, the Company or one of its Subsidiaries owns, free and clear of all Liens (other than Permitted Liens), or has a valid right to use, all Intellectual Property reasonably necessary for the continued conduct of the business of the Company and its Subsidiaries in substantially the same manner as such business has been operated since January 1, 2020; provided, that the foregoing shall not be deemed a representation or warranty regarding non-infringement, validity, or enforceability of Intellectual Property.

(c)           Except as set forth on Section 4.21(c) of the Company Disclosure Letter, as of the date of this Agreement, there is not, and since January 1, 2020 there has not been, any Action pending to which the Company or any of the Company’s Subsidiaries is a named party, or to the knowledge of the Company, that is threatened in writing, alleging the Company’s or any of its Subsidiaries’ infringement, misappropriation or other violation of any Intellectual Property of any third Person. To the knowledge of the Company, the operation of the business of the Company and its Subsidiaries has not, since January 1, 2020, and does not, materially infringe, misappropriate or violate, any Intellectual Property of any other Person. Except as set forth on Section 4.21(c) of the Company Disclosure Letter or as would not reasonably be expected to have a material adverse effect on the business of the Company and its Subsidiaries, to the knowledge of the Company, no other Person has, since January 1, 2020, infringed, misappropriated or violated any of the Intellectual Property owned by the Company or any of its Subsidiaries.

(d)           The Company and each of its Subsidiaries take commercially reasonable measures to protect the confidentiality of Trade Secrets included in their Intellectual Property that are material to the business of the Company and its Subsidiaries. To the knowledge of the Company as of the date of this Agreement, there has not been any unauthorized disclosure of or unauthorized access to any Trade Secrets of the Company or any of the Company’s Subsidiaries to or by any Person in a manner that has resulted in the misappropriation of, or loss of Trade Secrets or other rights in and to such information, except as would not be expected to result in a material adverse effect on the business of the Company and its Subsidiaries.

(e)           Except as would not be expected to result in a material adverse effect on the business of the Company and its Subsidiaries, neither the Company nor any of its Subsidiaries have granted any other Person any exclusive license or exclusive right under or with respect to any Intellectual Property that is material to the business of the Company and its Subsidiaries.

(f)           Except as would not be expected to result in a material adverse effect on the business of the Company and its Subsidiaries, neither the Company nor any of its Subsidiaries have made any commitments to any standards-setting bodies, industry groups or other similar organizations (“Standards Organizations”) that would obligate the Company or its Subsidiaries to grant licenses to any Person of any Owned Company Intellectual Property, (ii) neither the Company, its Subsidiaries, nor any Company Patent is subject to any binding membership agreements or bylaws of any Standards Organization with respect to licensing or non-assertion of any Owned Company Intellectual Property, and (iii) to the knowledge of the Company, no Company Patent has been identified by the Company, its Subsidiaries, or any other Person as essential to any Standards Organization or any standard promulgated by any Standards Organization. Neither the Company nor any of its Subsidiaries implement any standard or specifications in any Company products that would require the grant of a Patent license to any Person.

(g)           Except as would not be expected to result in a material adverse effect on the business of the Company and its Subsidiaries, no government funding, nor any facilities of a university, college, other educational institution or research center, was used by the Company or any of its Subsidiaries in the development of any material Intellectual Property owned by the Company or any of the Company’s Subsidiaries.

(h)           The Company’s and its Subsidiaries’ use and distribution of (i) software owned by the Company or any of the Company’s Subsidiaries (“Company Software”), and (ii) Open Source Materials, is in compliance in all material respects with all Open Source Licenses applicable thereto, except as would not be expected to result in a material adverse effect on the business of the Company and its Subsidiaries. To the knowledge of the Company, as of the date of this Agreement, none of the Company or any Subsidiary of the Company has used any Open Source Materials in a manner that requires any material Company Software to be subject to Copyleft Licenses. To the knowledge of the Company, the Company has not disclosed any material source code for any Company Software to any third Person, other than developers subject to confidentiality obligations.

(i)           All Persons who have contributed, developed or conceived any material Intellectual Property for or on behalf of the Company or any of its Subsidiaries have executed valid and enforceable written agreements with the Company or one of the Company Subsidiaries, as applicable, pursuant to which such Persons assigned to the Company or the applicable Subsidiary all of their right, title, and interest in and to such Intellectual Property, without further ongoing consideration or any restrictions or obligations whatsoever, including on the use or other disposition or ownership of such Intellectual Property. To the knowledge of the Company, no Person is in breach of any such agreements.

(j)           Except as would not be expected to result in a material adverse effect on the business of the Company and its Subsidiaries, the Company and each of its Subsidiaries owns, leases, licenses, or otherwise has the legal right to use, all Business Systems, and such Business Systems, to the knowledge of the Company, are sufficient in all material respects for the current needs of the business of the Company and the Company Subsidiaries as currently conducted by the Company and the Company Subsidiaries. To the knowledge of the Company, since January 1, 2020, there have not been any failures with respect to any of the Business Systems that are material to the conduct of the Company’s or its Subsidiaries’ businesses that have not been remedied or replaced in all material respects.

4.22         Privacy and Cybersecurity.

(a)           The Company, its Subsidiaries, and, to the knowledge of the Company, their Data Processors, comply and have complied for the past three (3) years with Company Privacy Policies and the Privacy Requirements. Neither the execution, delivery, or performance of this Agreement nor any of the other agreements contemplated by this Agreement would violate any Privacy Requirements or Company Privacy Policies.

(b)           The Company and its Subsidiaries have established a written Information Security Program that is appropriately implemented and maintained, and there have been no material violations of the Information Security Program for the past three (3) years. The IT Systems currently used by the Company and its Subsidiaries are in good working condition, to the knowledge of the Company do not contain any Malicious Code or defect, and operate and perform as necessary to conduct the business of the Company. All Company Data material to the conducting the business of the Company will continue to be available for Processing by the Company and its Subsidiaries following the Closing on substantially the same terms and conditions as existed immediately before the Closing.

(c)           The Company, its Subsidiaries, and, to the knowledge of the Company, their Data Processors, have not suffered and are not suffering a Security Incident, and have not been and are not required to notify any Person or Governmental Authority of any Security Incident. The Company and its Subsidiaries have not received any written notice (including any enforcement notice), letter, or complaint from a Governmental Authority or any Person alleging noncompliance or potential noncompliance with any Privacy Requirements or Company Privacy Policies and have not been subject to any Action relating to noncompliance or potential noncompliance with Privacy Requirements or the Company’s and any of its Subsidiaries’ Processing of Personal Data. The Company and its Subsidiaries are not in breach or default of any Contracts relating to its IT Systems or to Company Data.

4.23.          Environmental Matters. Except as disclosed on Section 4.23 of the Company Disclosure Letter:

(a)           The Company and its Subsidiaries are and, for the last three (3) years, have been in compliance in all material respects with all applicable Environmental Laws, except for matters which have been fully resolved.

(b)           The Company and its Subsidiaries hold and maintain in compliance in all material respects all material Licenses required under applicable Environmental Laws to own, operate, use and maintain their assets and to conduct the business and operations of the Company and its Subsidiaries in compliance with the applicable Environmental Laws.

(c)           There are no written claims or notices of violation pending against or, to the knowledge of the Company, threatened against the Company or its Subsidiaries alleging any violations of or liability under any Environmental Law or any violations or liability concerning any Hazardous Materials, in each case as has resulted or would result in material liabilities to the Company or its Subsidiaries under Environmental Law.

(d)           There has been no release of any Hazardous Materials on, in, at, under or from any (i) Leased Real Property; (ii) any property formerly owned, leased or operated by the Company or any Subsidiary or (iii) at any off-site location to which Hazardous Materials generated by the Company or any Subsidiary were sent for treatment, recycling, storage or disposal, in each case, which would reasonably be expected to give rise to material liability to the Company or any Subsidiary, under Environmental Laws.

(e)           Notwithstanding anything to the contrary in this Agreement, this Section 4.23 provides the sole and exclusive representations and warranties of the Company in respect of environmental matters, including any and all matters arising under Environmental Laws.

4.24            Absence of Changes. From the date of the Q2 Financial Statements, (a) there has not been any event or occurrence that has had a Company Material Adverse Effect and (b) except as set forth in Section 4.24 of the Company Disclosure Letter, Company and its Subsidiaries have, in all material respects, conducted their business and operated their properties in the ordinary course of business consistent with past practice.

4.25            Related Party Transactions. Except for the Contracts set forth on Section 4.25 of the Company Disclosure Letter, there are no Contracts between the Company or any of its Subsidiaries, on the one hand, and any Affiliate, officer or director of the Company, on the other hand, except in each case, for (a) employment agreements, fringe benefits and other compensation paid to directors, officers and employees consistent with previously established policies, (b) reimbursements of expenses incurred in connection with their employment or service (excluding from clause (a) and this clause (b) any loans made by the Company or its Subsidiaries to any officer, director, employee, member or stockholder and all related arrangements, including any pledge arrangements) and (c) amounts paid pursuant to Company Benefit Plans. Except for employment relationships and the payment of compensation, benefits and expense reimbursements and advances in the ordinary course of business, no director or officer(or Affiliate thereof) of the Company or any Subsidiary of the Company, to the Company’s knowledge, has or has had, directly or indirectly: (w) an economic interest in any Person that has furnished or sold, or furnishes or sells, services or products that the Company or any Subsidiary of the Company furnishes or sells, or proposes to furnish or sell; (x) an economic interest in any Person that purchases from or sells or furnishes to, the Company or any Subsidiary of the Company, any goods or services; (y) a beneficial interest in any Contract disclosed in Section 4.12(a) of the Company Disclosure Letter; or (z) any contractual or other arrangement with the Company or any Company Subsidiary, other than customary indemnity arrangements; provided, however, that ownership of no more than five percent (5%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any person” for purposes of this Section 4.25. Other than as set forth on Section 4.25 of the Company Disclosure Letter, the Company and the Company Subsidiaries have not, since the date of the Company’s formation, (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company or (ii) materially modified any term of any such extension or maintenance of credit.

4.26            Exchange Act. Neither the Company nor any Subsidiary of the Company is currently (nor has either previously been) subject to the requirements of Section 12 of the Exchange Act.

4.27            Certain Business Practices.

(a)            Since the date of the Company’s formation, neither the Company nor any of its Subsidiaries, nor any of their respective directors, officers or employees, nor their agents or other third parties (i) is or has been a Sanctioned Person; (ii) has transacted business with or for the benefit of any Sanctioned Person in violation of Sanctions or has otherwise violated applicable Sanctions while acting on behalf of the Company or any Subsidiary of the Company; or (iii) has violated any Ex-Im Laws while acting on behalf of the Company or any Subsidiary of the Company.

(b)            Since the date of the Company’s formation, the Company and each Company Subsidiary has adopted and maintained adequate policies, procedures, and controls reasonably designed to promote the Company’s and its Subsidiaries’ compliance with all Anti-Corruption Laws, Ex-Im Laws and Sanctions.

(c)            Since the date of the Company’s formation, the Company and each Subsidiary has maintained accounting and financial controls adequate to ensure that: (i) all payments and activities have been accurately recorded in the books, records and accounts of the Company and its Subsidiaries; (ii) there have been no false, inaccurate, misleading, or incomplete entries made in the books, records, and accounts of the Company and its Subsidiaries; and (iii) the Company and its Subsidiaries have not established or maintained any secret or unrecorded funds or accounts. The books, records, and accounts of the Company and its Subsidiaries accurately reflect in reasonable detail the character and amount of all transactions, and the Company and its Subsidiaries have not had or maintained any bank or other financial account that is not or was not accurately disclosed in their books, records, and accounts.

(d)            Since the date of the Company’s formation, neither the Company nor any Company Subsidiary, nor any of their respective directors, officers or employees, nor their agents or other third parties, (i) has undergone and is not currently undergoing any review, investigation, inspection, or examination of records relating to compliance with Anti-Corruption Laws, Ex-Im Laws or Sanctions; (ii) has been, is now under, or has received any communication regarding any actual or potential administrative, civil, or criminal investigation, prosecution, or indictment; and (iii) is not party to any actions involving alleged false statements, false claims, or other improprieties relating to compliance with Anti-Corruption Laws, Ex-Im Laws or Sanctions.

(e)            Since the date of the Company’s formation, neither the U.S. government nor any other Governmental Authority, nor any other entity or person, has notified the Company or any Company Subsidiary of any actual or alleged violations or breaches of Anti-Corruption Laws, Ex-Im Laws, Sanctions or applicable Laws that prohibit fraud, money laundering, or other improper payments, and neither the Company nor any Company Subsidiary has made any voluntary or involuntary disclosures to a Government Authority.

4.28             Valid Issuance. The issuance of the Notes, or their subsequent conversion into Conversion Securities, will not be subject to the preemptive rights of any stockholder of the Company. The Company has obtained valid waivers of any rights by other parties to purchase any of the Notes covered by this Agreement. The Conversion Securities to be issued, sold and delivered upon conversion of the Notes will be duly and validly issued, fully paid and nonassessable and, based in part upon the representations and warranties of the Purchasers in this Agreement, will be issued in compliance with all applicable federal and state securities laws.

4.30            Solvency. As of the Closing Date, on a consolidated basis, the Company is Solvent.

5.            Representations and Warranties of the Purchasers. In connection with the transactions provided for herein, each Purchaser hereby represents and warrants to the Company that:

5.1            Authorization. This Agreement constitutes such Purchaser’s valid and legally binding obligation, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law. Each Purchaser represents that it has full power and authority to enter into this Agreement.

5.2            Purchase Entirely for Own Account. Each Purchaser acknowledges that this Agreement is made with the Purchasers in reliance upon such Purchaser’s representation to the Company that the Notes, the Conversion Securities, and any Common Equity issuable upon conversion of the Conversion Securities (collectively, the “Securities”) will be acquired for investment for such Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that such Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, each Purchaser further represents that such Purchaser does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to the Securities.

5.3            Disclosure of Information. Each Purchaser acknowledges that it has received all the information it considers necessary or appropriate for deciding whether to acquire the Securities. Each Purchaser further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Securities.

5.4            Investment Experience. Each Purchaser is an investor in securities of companies in the development stage and acknowledges that it is able to fend for itself, can bear the economic risk of its investment and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Securities. If other than an individual, each Purchaser also represents it has not been organized solely for the purpose of acquiring the Securities.

5.5            Accredited Investor. Each Purchaser is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act.

5.6            Restricted Securities. Each Purchaser understands that the Securities are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances. Each Purchaser represents that it is familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

5.7            Further Limitations on Disposition. Without in any way limiting the representations and warranties set forth above, each Purchaser further agrees not to make any disposition of all or any portion of the Notes unless and until the transferee has made the representations and warranties set forth in and agreed in writing for the benefit of the Company to be bound by this Section 5 and Section 8.12 and:

(a)            There is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

(b)            (i) such Purchaser has notified the Company of the proposed disposition and has furnished the Company with a statement of the circumstances surrounding the proposed disposition and (ii) if reasonably requested by the Company, such Purchaser shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such shares under the Securities Act. It is agreed that the Company will not require opinions of counsel for transactions made pursuant to Rule 144A or in any transaction in which a Purchaser transfers Securities to one or more Affiliates of such Purchaser, unless an opinion of counsel is expressly required by the Company’s transfer agent, if applicable.

5.8            Legends. It is understood that the Securities may bear the following legend:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY APPLICABLE STATE. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM.”

5.9            Sanctions. Each Purchaser represents that:

(a)            it is not a Sanctioned Person;

(b)            it has instituted and maintains policies and procedures designed to ensure compliance with Sanctions, including robust mechanisms to ensure that no funds or economic resources (as such terms are defined in Sanctions) are, directly or indirectly, made available to or for the benefit of any Sanctioned Person;

(c)            the Consideration is not derived, directly or, to such Purchaser’s knowledge, indirectly, from any transactions with any Person who was, at the time of such transaction, a Sanctioned Person, or from any transaction that, at the time of such transaction, otherwise violated any Sanctions; and

(d)            it will use its reasonable efforts to provide, and procure that any necessary direct or indirect shareholder of the Purchaser will provide, any information and documents required to respond to inquiries to the Company about the Purchaser’s status under Sanctions and cooperate with the Company in providing such information.

6.            Covenants

6.1            Affirmative Covenants.

(a)            Notices. The Company shall furnish to each Holder (other than any Disqualified Holder):

(i)            Notice of Default. As soon as possible and in any event within one (1) Business Day after becoming aware of the occurrence of any Event of Default or becoming aware of any event which constitutes a Default, a notification to the Holders identifying such Default or Event of Default.

(ii)            Notice of Company Material Adverse Effect. As soon as possible and in any event within two (2) Business Days after becoming aware of any matter or Event that has resulted in a Company Material Adverse Effect.

(b)            Financial Reporting and Information. From and after the Closing through the date of a Public Company Event (as defined in the Notes), the Company shall deliver to each Holder (other than a Disqualified Holder or any Holder reasonably deemed by the Company to be a competitor of the Company, provided that no Holder that is a venture capital or investment fund shall be deemed a competitor of the Company solely as a result of its or any Affiliate’s investment or board representation in other companies):

(i)            as soon as practicable after the end of each fiscal year of the Company, and in any event within one hundred eighty (180) days thereafter, a consolidated balance sheet of the Company, as at the end of such fiscal year, and a consolidated statement of income and a consolidated statement of cash flows of the Company, for such year, all prepared in accordance with GAAP consistently applied and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail. Such financial statements shall be accompanied by a report and audit opinion thereon by an independent public accountant selected by the Company’s Board, and shall include a footnote for the adjustment of the Company’s financial statements to International Financial Reporting Standards;

(ii)            as soon as practicable, but in any event within forty-five (45) days after the end of each quarter of each fiscal year of the Company, unaudited consolidated statements of income and cash flows for such fiscal quarter and the year-to-date period, and an unaudited consolidated balance sheet as of the end of such fiscal quarter, all prepared in accordance with GAAP (except that such financial statements may (i) be subject to normal year-end audit adjustments; and (ii) not contain all notes thereto that may be required in accordance with GAAP);

(iii)            at the written request of a Holder, as soon as practicable, but in any event within forty-five (45) days after the end of any fiscal quarter of the Company, a statement showing the number of shares of each class and series of capital stock and securities convertible into or exercisable or exchangeable for shares of capital stock outstanding at the end of the period, the Common Stock issuable upon conversion, exercise or exchange of any outstanding securities convertible, exercisable or exchangeable into or for, directly or indirectly, Common Stock and the conversion or exchange ratio or exercise price applicable thereto, and the number of shares of issued stock options and stock options not yet issued but reserved for issuance, if any, all in sufficient detail as to permit the Holder to calculate their respective percentage equity ownership in the Company;

(iv)            within thirty (30) days prior to the beginning of each fiscal year at the Company, a budget and business plan for the next fiscal year, prepared on a monthly basis and, as soon as prepared, any other budgets or revised budgets prepared by the Company;

(v)            upon the request of a Holder, as soon as practicable after the end of each month, and in any event within thirty (30) days thereafter, a consolidated balance sheet of the Company as of the end of each such month, and a consolidated statement of income and a consolidated statement of cash flows of the Company for such month; and

(vi)            such other information relating to the financial condition, business, prospects, or corporate affairs of the Company as are provided to any lender to the Company or that any Holder may from time to time reasonably request; provided, however, that the Company shall not be obligated under this Section 3.1(f) to provide information (i) that the Company reasonably determines in good faith to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in a form acceptable to the Company); or (ii) the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

(c)            Use of Proceeds. The Company will use the proceeds of the sale of the Notes for general corporate purposes, including repayment of existing Indebtedness.

(d)            Punctual Payment. Subject to Section 2(f) of the Note, the Company shall duly and punctually pay or cause to be paid the principal and interest on each Note and all fees provided for in this Agreement, all in accordance with the terms of the Notes and this Agreement, as well as all other amounts owing pursuant to the Notes Documents. In the event the Company shall fail to pay any amount hereunder when due, the Company (or any Successor Issuer (as defined in the Notes), as applicable) shall cause its Subsidiaries to promptly (and in any event within five (5) Business Days) to pay any such overdue amount on behalf of the Company to the Holders.

(e)            Taxes. The Company (or any Successor Issuer (as defined in the Notes), as applicable) and its Subsidiaries will duly pay and discharge, or cause to be paid and discharged, before the same shall become overdue, all Taxes, assessments and other governmental charges imposed upon it and upon any of its properties, or any part thereof, or upon the income or profits therefrom as well as all material claims for labor, materials, or supplies that if unpaid might by Law become a Lien upon any of its property; provided, that any such Tax, assessment, charge, levy or claim need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings.

(f)            Compliance with Laws, Contracts, Licenses, and Permits. The Company (or any Successor Issuer (as defined in the Notes), as applicable) will comply in all respects with, (i) all applicable Laws now or hereafter in effect applicable to the Company, (ii) all agreements and instruments to which it is a party or by which it or any of its properties may be bound, (iii) all Governmental Orders applicable to the Company or its Subsidiaries, and (iv) all licenses and permits required by applicable Laws for the conduct of its business or the ownership, use or operation of its properties, unless the failure to do any of the foregoing would not reasonably be expected to result in a Company Material Adverse Effect.

6.2            Negative Covenants.

(a)            Senior Indebtedness. The Company shall not, and shall not permit any Subsidiary to, create, incur, assume, guarantee or be or remain liable with respect to any Senior Indebtedness, other than Senior Indebtedness not exceeding the greater of (i) $150,000,000 in the aggregate, (ii) an amount equal to 500% of Adjusted EBITDA for the period of twelve (12) consecutive months ending on the last day of the fiscal month ended most recently prior to the date of incurrence of such Senior Indebtedness or (iii) the amount of Senior Indebtedness incurred by the Company pursuant to an ABL Facility, in each case, plus interest accruing thereon and the termination value of interest rate hedges or currency swaps in respect thereof. For the avoidance of doubt, any outstanding ABL Facility will be included in the calculations pursuant to clauses (i) and (ii) of the preceding sentence in determining the maximum amount of allowable Senior Indebtedness, but the amount of Senior Indebtedness pursuant to an ABL Facility calculated in accordance with clause (iii) shall not be limited by the thresholds established pursuant to clauses (i) and (ii).

7.            Defaults and Remedies.

7.1            Events of Default. Any of the following events shall be considered an “Event of Default” with respect to each Note:

(a)            Default in Payment of Note. The Company shall default in the payment of any part of the principal or unpaid accrued interest on the Note when due and payable;

(b)            Insolvency and Bankruptcy. The Company shall make an assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts as they become due, or shall file a voluntary petition for bankruptcy, or shall file any petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, dissolution or similar relief under any present or future statute, law or regulation (each an “Insolvency Proceeding”), or shall file any answer admitting the material allegations of a petition filed against the Company in any such proceeding, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver or liquidator of the Company, or of all or any substantial part of the properties of the Company, or the Company or its respective directors or majority stockholders shall take any action looking to the dissolution or liquidation of the Company;

(c)            Involuntary Bankruptcy. Within forty-five (45) days after the commencement of any proceeding against the Company seeking any bankruptcy reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such proceeding shall not have been dismissed, or within forty-five (45) days after the appointment without the consent or acquiescence of the Company of any trustee, receiver or liquidator of the Company or of all or any substantial part of the properties of the Company, such appointment shall not have been vacated; and

(d)            Default in Performance. Other than those Events of Default listed in other clauses of this Section 7.1 (and the underlying obligations thereof), if the Company shall fail to observe or perform any other obligation to be observed or performed by it under this Agreement, the Notes, or the other Notes Documents and does not cure such nonobservance or nonperformance, to the extent curable, within thirty (30) days.

(e)            Attachments; Judgments. Any material portion of the assets of the Company or any Subsidiary of the Company is attached or seized, or a levy is filed against any such assets, or a final judgment or judgments is/are entered (in each case to the extent not paid and not covered by independent third party insurance) for the payment of money individually or in the aggregate, of at least $10,000,000, and there is a period of sixty (60) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal, bond or otherwise, is not in effect, or the Company or any Subsidiary of the Company is enjoined or in any way prevented by court order from conducting any material part its business;

(f)            Cross-Default. A default or defined event of default that has not otherwise been cured or forgiven shall occur under any agreement to which the Company or any of its Subsidiaries is a party that evidences indebtedness of $10,000,000 or more, which entitles or permits any Person to accelerate such Indebtedness, other than a default or defined event of default under the Existing Debt Agreement as a result of the consummation of the transactions contemplated in this Agreement that has not been cured or consented to within the time period provided in such Existing Debt Agreement.

7.2            Effect of a Default. Upon the occurrence and during the continuation of any Event of Default, the Requisite Holders, by notice to the Company, may declare the Notes, all interest accrued and unpaid thereon and all other amounts payable by the Company under or pursuant to this Agreement, the Notes and the other Notes Documents to be forthwith due and payable, whereupon the outstanding principal amount of the Notes, all such accrued interest and all such other amounts shall become and be forthwith immediately due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Company. Thereupon, the Company shall immediately pay to the Holders all such amounts due and payable. In addition to the foregoing, if an Event of Default pursuant to Sections 7.1(b) or 7.1(c) shall occur, the outstanding principal amount of the Notes, all interest accrued and unpaid thereon and all other amounts payable by the Company under or pursuant to this Agreement, the Notes and the other Notes Documents shall automatically be and become immediately due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Company, and thereupon the Company shall immediately pay to the Holders all such amounts due and payable. For greater certainty, the Company will be considered to be in default of its obligations hereunder by the mere lapse of time provided for performing such obligations, without any requirement of further notice or other act of any Holder unless a notice is specifically required hereunder. If an Event of Default shall have occurred and be continuing, the Holders may immediately exercise all rights and remedies they may have under this Agreement, the Notes and the other Notes Documents and by Law, all without any additional notice, presentment, demand, protest, notice of dishonor or any other action, notice of all of which are expressly waived by the Company.

7.3            Remedies Cumulative; No Waiver. For greater certainty, it is expressly understood and agreed that the rights and remedies of the Holders under this Agreement, the Notes and the other Notes Documents are cumulative and are in addition to, not in substitution for, any rights or remedies provided by any applicable Law; no failure on the part of any Holder to exercise, and no delay in exercising, any right or remedy hereunder or thereunder shall operate as a waiver thereof, nor shall any single or partial exercise by any Holder of any right or remedy for a default or breach of any term, covenant, condition or agreement herein contained prejudice or preclude any other or further exercise thereof or the exercise of any other right or remedy for the same or any other default or breach and shall not waive, alter, affect or prejudice any other right or remedy.

8.            Miscellaneous.

8.1            Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties, provided, however, that (i) the Company may not assign its obligations under this Agreement without the written consent of the Requisite Holders and (ii) except as otherwise provided in the Notes, the Holders may not assign the Notes without consent of the Company. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

8.2            Governing Law; Submission to Jurisdiction; Etc.

(a)            Governing Law. This Agreement, the Notes and the other Notes Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement, the Notes or any other Notes Document (except, as to any other Notes Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of Delaware, without regard to the conflicts of law provisions of the State of Delaware or of any other state that would result in the application of the laws of a state other than the State of Delaware.

(b)            Submission to Jurisdiction. The Company hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the federal and state courts sitting in the State of Delaware, in any action or proceeding arising out of or relating to this Agreement, the Notes or the other Notes Documents or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such courts. Each of the parties hereto agrees that a final non-appealable judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Holders may otherwise have to bring any action or proceeding relating to this Agreement against the Company or its properties in the courts of any jurisdiction.

(c)            Waiver of Venue. The Company hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement, the Notes or other Notes Documents in any court referred to in Section 8.2(b). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)            Service of Process. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.5. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

8.3            Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.4            Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

8.5            Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, if not so confirmed, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective parties at the following addresses (or at such other addresses as shall be specified by notice given in accordance with this Section 8.5):

If to the Company:

Tigo Energy, Inc.

655 Campbell Technology Parkway

Suite 150

Campbell, CA 95008
Attention: Zvi Alon

Email: Zvi.Alon@tigoenergy.com

With a copy (which shall not constitute notice) to:

White & Case LLP

609 Main Street

Houston, Texas 77002

Attention:	Colin Diamond

Laura Katherine Mann

Email: cdiamond@whitecase.com; laurakatherine.mann@whitecase.com

If to the Purchasers:

At the respective addresses shown on the signature pages hereto.

With a copy to:

Akin Gump Strauss Hauer & Feld LLP

2300 N. Field Street, Suite 1800

Dallas, Texas 75201

Attention:	Courtney York

Shaun Lascelles

Email: cyork@akingump.com; shaun.lascelles@akingump.com

8.6            Finder’s Fee. Each party represents that it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction. Each Purchaser agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder’s fee (and the costs and expenses of defending against such liability or asserted liability) for which such Purchaser or any of its officers, partners, employees or representatives is responsible. The Company agrees to indemnify and hold harmless each Purchaser from any liability for any commission or compensation in the nature of a finder’s fee (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

8.7            Expenses.

(a)            At the Closing, the Company will pay up to $100,000 of the costs and expenses (including reasonable attorneys’ fees) incurred by the Purchasers in connection with the transactions contemplated by this Agreement and the other Notes Documents and in connection with the preparation, negotiation, execution, delivery of this Agreement and the other Notes Documents.

(b)            The Company shall also pay the reasonable costs and expenses incurred by each Purchaser or each other Holder in connection with any amendments, waivers, consents, forbearances or modifications under or in respect of the Notes Documents (whether or not such amendment, waiver, consent, forbearance or modification becomes effective, and including all reasonable fees, costs and expenses of local counsel in each relevant jurisdiction) and in enforcing or defending (or determining whether or how to enforce or defend) any rights or remedies under the Notes Documents (whether through negotiations, legal proceedings or otherwise, including all such costs and expenses incurred during any proceeding under any applicable bankruptcy, insolvency, reorganization, or similar Law, and including all reasonable fees, costs and expenses of local counsel in each relevant jurisdiction). In addition, the Company will also pay the reasonable costs and expenses of each Purchaser or each other Holder (i) in responding to any subpoena or other legal process or informal investigative demand issued in connection with the Notes Documents, or by reason of being a Holder (but only so long as such subpoena or other legal proceeding arises out of matters which are related to the Company) and (ii) the costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Company or in connection with any work-out or restructuring of the transactions contemplated hereby and by the other Transaction Documents.

(c)            The Company will pay, and will save each Purchaser and each other Holder harmless from, all claims in respect of any fees, costs or expenses, if any, of brokers and finders (other than those retained by the Purchasers or any other holders in connection with its purchase of Notes).

(d)            The obligations of the Company under this Section 8.7 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement or any other Transaction Document, and the termination of this Agreement or the other Transaction Documents (but shall not survive, with respect to any Holder of Notes, the conversion of the Notes held by such Holder, other than with respect to expenses incurred prior to such conversion).

8.8            Indemnity.

(a)            In addition to the payment of expenses pursuant to Section 8.7, whether or not the transactions contemplated hereby are consummated, the Company agrees to defend (subject to Indemnitees’ rights to selection of counsel), indemnify, pay and hold harmless, the Purchasers, each other Holder and their respective Affiliates and each of their and the officers, directors, employees, agents, advisors, representatives and controlling persons of each of the Purchasers and each other Holder, as well as the respective heirs, successors and assigns of the foregoing (each, an “Indemnitee”), from and against any and all Indemnified Liabilities; provided, that the Company shall have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise (i) from the gross negligence, bad faith or willful misconduct of that Indemnitee, in each case, as determined by a final, non-appealable judgment of a court of competent jurisdiction, or (ii) from or out of any dispute among Indemnitees that did not involve an act or omission of the Company or its Subsidiaries or Affiliates. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 8.8 may be unenforceable in whole or in part because they are violative of any Law or public policy, the Company shall contribute the maximum portion that it is permitted to pay and satisfy under applicable Law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

(b)            To the extent permitted by applicable Law, the Company shall not assert, and the Company hereby waives (or behalf of itself, its Subsidiaries and its Affiliates), any claim against the Purchasers, each other Holder and their respective Affiliates, officers, partners, members, directors, trustees, shareholders, advisors, employees, representatives, attorneys, controlling persons, agents and sub-agents on any theory of liability, for special, indirect, incidental, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of or in any way related to this Agreement or any Notes Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Note or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and the Company hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through internet, electronic, telecommunications or other information transmission systems, except to the extent same resulted primarily from the gross negligence or willful misconduct of such Indemnitee (to the extent determined by a court of competent jurisdiction in a final and non-appealable judgment).

(c)            All amounts due under this Section 8.8 shall be due and payable within ten (10) days after demand therefor.

8.9            Entire Agreement; Amendments and Waivers. This Agreement and the Notes and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof. Any term of this Agreement or the Notes may be amended and the observance of any term of this Agreement or the Notes may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company and the Requisite Holders; provided that, this Agreement and any Note may not be amended, modified or terminated and the observance of any term hereof or thereof may not be waived with respect to any Holder without the written consent of such Holder, unless such amendment, modification, termination, or waiver applies to all Holders in the same fashion; provided, further, that the definition of “Requisite Holders” may not be amended, modified or terminated and the observance of such term may not be waived without the written consent of L1 Energy Capital Management S.à.r.l. Any waiver or amendment effected in accordance with this Section 8.9 shall be binding upon each party to this Agreement and any holder of any Note purchased under this Agreement at the time outstanding and each future Holder of any such Notes.

8.10            Effect of Amendment or Waiver. Each Purchaser acknowledges that by the operation of Section 8.9, the Requisite Holders will have the right and power to diminish or eliminate certain rights of such Holders under this Agreement and each Note issued to such Purchaser.

8.11            Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable Law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

8.12            Additional Agreements. Each Purchaser understands and agrees that the conversion of the Notes into Conversion Securities may require such Purchaser’s execution of certain agreements (in form reasonably agreeable to the Purchaser) relating to the conversion, purchase and sale of such securities.

8.13            Exculpation Among Purchasers. Each Purchaser acknowledges that it is not relying upon any person, firm, corporation or stockholder, other than the Company and its officers and directors in their capacities as such, in making its investment or decision to invest in the Company. Each Purchaser agrees that no other Purchaser nor the respective controlling persons, officers, directors, partners, agents, stockholders or employees of any other Purchaser shall be liable for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase and sale of the Securities.

8.14            Acknowledgement. In order to avoid doubt, it is acknowledged that each Purchaser shall be entitled to the benefit of all adjustments in the number of shares of Common Equity of the Company issuable upon conversion of the Notes or as a result of any splits, recapitalizations, combinations or other similar transaction affecting the Common Equity underlying the Conversion Securities that occur prior to the conversion of the Notes.

8.15            Cooperation; Further Assurance. Prior to any issuance of Conversion Securities upon conversion of the Notes, the parties agree to fully cooperate to (a) take, or cause to be taken, all further actions, (b) deliver to the other parties such further information and documents, (c) execute and deliver to the other parties such further instruments, including any amendments to the Company’s (or its successor’s) Governing Documents, in each case as any other party may reasonably request as is necessary in order to authorize the issuance of such Conversion Securities in accordance with the respective Notes and (d) execute and deliver joinders to the customary shareholder agreements executed by investors in the latest financing round (including, if applicable, the Investors’ Rights Agreement, as amended or amended and restated from time to time) to the extent the applicable Purchaser receiving Conversion Securities is not already party to such agreement(s). For the avoidance of doubt, upon execution of such joinder to the Investors’ Rights Agreement, the Conversion Securities shall be deemed to be “Registrable Securities” pursuant to the Investors’ Rights Agreement as such term is defined therein. From time to time, the Company shall execute and deliver to the Purchasers such additional documents and shall provide such additional information to the Purchasers as any Purchaser may reasonably require to carry out the terms of this Agreement, the Notes and the other Notes Documents and any agreements executed in connection herewith or therewith, or to be informed of the financial and business conditions and prospects of the Company.

8.16            Waiver of Jury Trial. TO THE EXTENT EACH MAY LEGALLY DO SO, EACH PARTY HERETO HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, CAUSE OF ACTION, OR PROCEEDING ARISING UNDER OR WITH RESPECT TO THIS AGREEMENT, OR IN ANY WAY CONNECTED WITH, OR RELATED TO, OR INCIDENTAL TO, THE DEALING OF THE PARTIES HERETO WITH RESPECT TO THIS AGREEMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND IRRESPECTIVE OF WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE. TO THE EXTENT EACH MAY LEGALLY DO SO, EACH PARTY HERETO HEREBY AGREES THAT ANY SUCH CLAIM, DEMAND, ACTION, OR PROCEEDING SHALL BE DECIDED BY A COURT TRIAL WITHOUT A JURY AND THAT EITHER PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF ANY OTHER PARTY HERETO TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

[Signature pages follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Tigo Energy, Inc.

By:	/s/ Bill Roeschlein
Name:	Bill Roeschlein
Title:	Chief Financial Officer and Secretary

Signature Page to
Note Purchase Agreement

PURCHASERS:

L1 ENERGY CAPITAL MANAGEMENT S.À.R.L.

	By:	/s/ Maxime Nino
	Name:	Maxime Nino
	Title:	Director

Address:	1-3 boulevard de la Foire, L-1528 Luxembourg

Signature Page to
Note Purchase Agreement

Schedule of Purchasers

Closing: January 9, 2023

Purchaser	Principal Balance of Promissory Note(s)
L1 Energy Capital Management S.à.r.l.	$50,000,000.00

TOTAL	$50,000,000.00

Exhibit A

Form of Convertible Promissory Note

[Attached]

THIS NOTE, ANY SHARES OF CAPITAL STOCK ISSUABLE UPON CONVERSION OF THIS NOTE OR ANY REPLACEMENT NOTES ISSUABLE UPON EXCHANGE OF THIS NOTE, IN EACH CASE, HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY APPLICABLE STATE. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM.

CONVERTIBLE PROMISSORY NOTE

Original Principal Amount:

Issuance Date:

Note No.:

FOR VALUE RECEIVED, Tigo Energy, Inc., a Delaware corporation (the “Issuer”), hereby promises to pay L1 Energy Capital Management S.à.r.l. or its registered assigns (the “Holder”) the amount set out above as the Original Principal Amount, as such amount may be reduced, without duplication, pursuant to any conversion, exchange or repayment effected in accordance with the terms hereof (the balance of such amount from time to time being the “Outstanding Principal Balance”), and any other amounts owed hereunder, when due, whether upon the Maturity Date, acceleration or otherwise (in each case in accordance with the terms hereof).

This Convertible Promissory Note (including all Replacement Notes (as defined below) issued in exchange, transfer or replacement hereof, this “Note”) is issued pursuant to, and subject to the terms and conditions of, the Purchase Agreement (as defined below). Capitalized terms used but not defined herein shall have the meanings set forth in the Purchase Agreement. This Note is one of the “Notes” issued pursuant to the Purchase Agreement, and the Holder is one of the “Purchasers” under the Purchase Agreement.

Section 1.      DEFINITIONS. The following terms used in this Note will have the respective meanings set forth below:

“Act” means the Securities Act of 1933, as amended from time to time, and any rules or regulations promulgated thereunder.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Applicable Rate” means five percent (5.00%).

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by Law to remain closed.

“Capital Stock” means, with respect to a specified Person, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of, or interest in (howsoever designated), the equity of such Person.

“Change of Control Conversion Price” means, with respect to a Change of Control Event, an amount equal to the lesser of (i) Conversion Price and (ii) the price per share of the Common Equity of the Issuer implied by the definitive transaction agreement for such Change of Control Event.

“Change of Control Effective Time” means the “effective time” or similar point in time at which a Change of Control Event is consummated.

“Change of Control Event” means (i) a transaction or series of related transactions in which a Person, or a group of related Persons, acquires from stockholders of the Issuer shares representing more than fifty percent (50%) of the outstanding voting power of the Issuer, or (ii) a transaction that qualifies as a “Deemed Liquidation” as defined in the Seventeenth Amended and Restated Certificate of Incorporation of the Issuer, as amended, as of the date hereof. For the avoidance of doubt, a Public Company Event shall not constitute a Change of Control Event.

“Change of Control Notice” has the meaning specified in Section 5(a).

“Close of Business” means 5:00 p.m., New York City time.

“Common Equity” of any Person means, if such Person is a corporation, all common stock of such Person (including voting, limited voting and non-voting common stock) or, if such Person is not a corporation, the equivalent Capital Stock of such Person.

“Company Capitalization” means the aggregate number of outstanding shares of Common Equity of the Issuer as of the Issuance Date (assuming conversion of all securities convertible into Common Stock and exercise of all outstanding options and warrants), but excluding, for the avoidance of doubt, (i) the Conversion Securities issued upon conversion of the Notes, (ii) in the event of conversion in connection with or following a Public Company Event, any shares issued in connection with such Public Company Event, and (iii) in the event of a conversion in connection with or following a Change of Control Event, any shares issued in connection with such Change of Control Event), subject to adjustment in accordance with the provisions of Section 4 hereof.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Conversion Date” has the meaning specified in Section 3(a).

“Conversion Election Notice” means a written notice delivered by a Holder to the Issuer confirming that the Holder has elected to convert all or a portion of this Note pursuant to Section 3(a) or Section 5.

“Conversion Price” means an amount equal to the quotient of (x) the Valuation Amount divided by (y) the Company Capitalization, subject to adjustment in accordance with the provisions of Section 4 hereof.

“Conversion Securities” means, (i) with respect to any conversion in connection with or following a Public Company Event that is not a deSPAC Transaction, shares of the class of Common Equity that is registered under the Exchange Act in connection with such Public Company Event and listed for trading on a Principal Market, (ii) with respect to any conversion following a Public Company Event that is a deSPAC Transaction, Capital Stock of the SPAC (or any Successor Issuer) registered under the Exchange Act and listed for trading on a Principal Market into or for which the Common Equity of the Issuer as of immediately prior to such transaction was converted or exchanged, (iii) with respect to any conversion in connection with a Change of Control Event, shares of the Common Equity of the Issuer immediately prior to the Change of Control Effective Time.

“deSPAC Transaction” means a merger, acquisition or other business combination involving (i) the Issuer or any Successor Issuer and (ii) a SPAC, which results in the Common Equity of the Issuer as of immediately prior to such transaction being converted into or exchanged for securities of the SPAC (or any Successor Issuer) registered under Section 12(b) of the Exchange Act.

“Direct Listing” means the initial listing of the Common Equity of the Issuer or the Successor Issuer under Section 12(b) of the Exchange Act without a contemporaneous underwritten public offering. For the avoidance of doubt, a Direct Listing shall not be deemed to be an underwritten offering and shall not involve any underwriting services.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder promulgated by the SEC.

“Governmental Authority” means the government of the United States, any other nation, or any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies).

“Holder” has the meaning specified in the introductory paragraph.

“Interest Payment Date” means July 9th and January 9th of each year commencing on July 9th, 2023.

“Internal Reorganization Transaction” means a bona fide internal reorganization transaction pursuant to which (i) the Issuer either merges into a Successor Issuer or becomes a wholly owned subsidiary of a Successor Issuer and (ii) all or substantially all of the Common Equity of such Successor Issuer is owned, directly or indirectly, by Persons who were stockholders of the Issuer immediately prior to the consummation of such transaction, in substantially the same proportions as immediately prior to the consummation of such transaction.

“Issuance Date” means January 9, 2023.

“Issuer” has the meaning specified in the introductory paragraph; provided, however, that if any Successor Issuer or other Person assumes this Note pursuant to the terms hereof, such Successor Issuer or other Person shall be deemed to be the Issuer.

“Law” means any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, code, ruling, or order of, including the administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, or any agreement with, any Governmental Authority.

“Maturity Date” means January 9, 2026.

“Merger Event” means (i) any merger or other similar transaction to which the Issuer is a party as a result of which the Common Equity, in whole or in part, is converted into or exchanged for cash or securities of any Successor Issuer or (ii) the sale, lease, exchange, exclusive, irrevocable license or other transfer of all or substantially all of the Issuer’s properties or assets (as determined on a consolidated basis) to any Successor Issuer (other than among the Issuer and its subsidiaries), in each case, in which such event is not (A) a Change of Control Event for which a conversion pursuant Section 5 has been effected, (B) an Internal Reorganization Transaction or (C) a deSPAC Transaction.

“Note” has the meaning specified in the introductory paragraph.

“Note Obligations Amount” means, as of any date of determination, the sum of (i) the Outstanding Principal Balance plus (ii) any accrued and unpaid interest thereon to but not including such date.

“Notes” means this Note, together with all other convertible promissory notes issued pursuant to the Purchase Agreement and any notes issued in exchange, transfer or replacement of such other convertible promissory notes.

“Original Principal Amount” is the amount specified above the introductory paragraph of this Note.

“Outstanding Principal Balance” has the meaning specified in the introductory paragraph of this Note.

“Person” means any individual, corporation, limited liability company, partnership, trust, association or other entity.

“Principal Market” means the New York Stock Exchange, the Nasdaq Stock Market or any other national stock exchange on which the Conversion Securities are listed in connection with the applicable Public Company Event.

“Public Company Event” means any transaction pursuant to which the Common Equity of the Issuer (including any Successor Issuer) becomes registered under Section 12(b) of the Exchange Act, including, for the avoidance of doubt, an underwritten initial public offering, a deSPAC Transaction, a Merger Event in which the Issuer or the Successor Issuer has Common Equity registered under Section 12(b) of the Exchange Act or a Direct Listing.

“Purchase Agreement” means that certain Convertible Promissory Note Purchase Agreement, dated as of January 9, 2023, by and among the Issuer and the Purchasers listed on the Schedule of Purchasers thereto from time to time, as may be amended, restated, amended and restated or otherwise modified in accordance with its terms from time to time.

“Register” has the meaning specified in Section 10(d).

“Registered Notes” has the meaning specified in Section 10(d).

“Replacement Notes” has the meaning specified in Section 11(a).

“Requisite Holders” means Holders of a majority of the Outstanding Principal Balances of the Notes.

“Sanctioned Person” means at any time any person who is (i) listed on any Sanctions-related list of designated or blocked persons, (ii) the government of, a resident in, located in, or organized under the laws of a country or territory that is the subject of comprehensively restricted Sanctions (which includes, as of the date of this Agreement, Cuba, Iran, North Korea, Syria, the Crimea, and so-called Donetsk’s People’s Republic and Luhansk People’s Republic regions of Ukraine), (iii) fifty percent (50%) or more owned or controlled by any of the foregoing or otherwise the subject of any Sanctions where, under the relevant Sanctions, such ownership or control makes the relevant Person subject to Sanctions, and provided that a Person shall not be a Sanctioned Person under sub-paragraph (iii) of this definition where that Person has reasonably demonstrated to the Company (after consultation with its external counsel) that it has rebutted any presumption of ownership or control in accordance with Sanctions or in any related official guidance.

“Sanctions” means those applicable, economic and financial sanctions Laws, regulations, embargoes and restrictive measures administered or enforced by (i) the United States (including the U.S. Treasury Department’s Office of Foreign Assets Control), (ii) the European Union and its member states, (iii) the United Nations, (iv) the United Kingdom (including His Majesty’s Treasury) or (v) any other similar governmental authority of any of the forgoing with jurisdiction over the Company or any Company Subsidiary.

“SEC” means the U.S. Securities and Exchange Commission.

“SPAC” means a publicly traded special purpose acquisition company or other similar entity that is a “blank check” company under applicable U.S. securities laws.

“subsidiary” means, with respect to any specified Person (the “parent”) and as of any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with U.S. generally accepted accounting principles as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests are, as of such date, owned, Controlled or held, or (b) that is, as of such date, otherwise Controlled by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent and which is required by U.S. generally accepted accounting principles to be consolidated in the consolidated financial statements of the parent.

“Successor Issuer” means a Person who is a successor of the Issuer or a Person who issues Common Equity in any Internal Reorganization Transaction, deSPAC Transaction or Merger Event (other than a Change of Control Event) in which the Common Equity of the Issuer is converted into, or exchanged for, in whole or in part, Common Equity of such Person (including, for the avoidance of doubt, a parent of the surviving or acquiring person in such Internal Reorganization Transaction, deSPAC Transaction or Merger Event, as applicable).

“Taxes” means any and all taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Valuation Amount” means $550,000,000, less the aggregate amount of any cash dividends paid on the Capital Stock of the Company after the Issuance Date but on or prior to the applicable Conversion Date.

Section 2.      PAYMENTS OF PRINCIPAL AND INTEREST.

(a)            Unless earlier converted, exchanged or repaid in full, the Note Obligations Amount as of the Maturity Date shall be due and payable by the Issuer to the Holder on the Maturity Date.

(b)            During the term of this Note, interest shall accrue daily on the Outstanding Principal Balance at a rate equal to the Applicable Rate, as of each such date, from, and including, the Issuance Date to, but not including, the Maturity Date (or such earlier Conversion Date, if applicable). The accrual of interest on this Note as of any date will be calculated based on the Outstanding Principal Balance of this Note as of the Close of Business on the immediately preceding Interest Payment Date or, if there is no preceding Interest Payment Date, on the Issuance Date (in each case, less any amounts previously repaid or converted following such date from and after the date of such repayment or conversion). Interest shall accrue and shall be computed on the basis of a 360-day year composed of twelve (12) thirty (30)-day months.

(c)            Accrued and unpaid interest shall be payable by the Issuer semi-annually in arrears on each Interest Payment Date in cash by wire transfer of immediately available funds to an account designated in writing by Holder.

(d)            If, at any time, the rate or amount of interest or any other charge payable under this Note should exceed the maximum rate or amount permitted by applicable Law, then for such time as such rate or amount would be excessive, its application shall be suspended and there shall be charged instead the maximum rate or amount of interest permitted under such Law, and any excess interest or other charge paid by the Issuer or collected by the Holder shall be refunded to the Issuer or credited against the Outstanding Principal Balance of this Note, at the election of the Holder or as required by applicable Law.

(e)            All payments of interest and principal hereunder shall be in lawful money of the United States of America, applied first to interest and thereafter to the Outstanding Principal Balance of this Note. The Issuer may not voluntarily prepay or redeem this Note prior to the Maturity Date without the express written consent of the Holder, in the Holder’s sole discretion.

(f)            The Company shall not be required to make any payment of interest or principal hereunder if such payment violates or is prohibited by (in the written opinion of the Company’s outside counsel) any Sanctions; provided, however, that any such payments shall be held in trust (and funds segregated) in a manner deemed compliant with applicable Sanctions by the Company for and on behalf of Holder until such time as the applicable payment of interest or principal hereunder is not so prohibited (including as a result of transfer of this Note or an appropriate license having been obtained), in which case the applicable payment shall be promptly (but in any event within two Business Days of the expiration of such prohibition) paid to the applicable Holder.

Section 3.      CONVERSION.

(a)            The Holder may elect, at any time on or prior to the Maturity Date, to convert all or any portion of this Note into Conversion Securities on the terms, and subject to the conditions, set forth herein. In connection with any such election to convert, the Holder shall deliver notice to the Issuer (a “Conversion Election Notice”) specifying (i) the portion of the Outstanding Principal Balance of this Note to be converted into Conversion Securities, (ii) the date on which the conversion is to be effected (which date may be contingent upon the occurrence of a Change of Control Event or Public Company Event, if applicable) (the “Conversion Date”), which Conversion Election Notice shall be delivered no later than two Business Days prior to the proposed Conversion Date.

(b)            Except as otherwise provided in Section 5, on the Conversion Date specified in the Conversion Election Notice, this Note (or applicable portion thereof) shall be converted into such number of Conversion Securities as is equal to (1) the Outstanding Principal Balance (or portion thereof specified in the Conversion Election Notice) as of the Conversion Date divided by (2) the Conversion Price.

(c)            In connection with any conversion of this Note, the Holder shall promptly surrender this Note to the Issuer (or, in the case of the loss, theft or destruction of this Note, provide an indemnification undertaking with respect to this Note that is reasonably satisfactory to the Issuer) no later than the second Business Day immediately preceding the Conversion Date; provided that failure to timely surrender this Note shall toll but not release the Issuer of its obligations hereunder or delay the Conversion Date of this Note. Without limiting any of the foregoing, if the Holder fails to promptly surrender this Note to the Issuer (or in the case of the loss, theft or destruction of this Note, provide an indemnification undertaking with respect to this Note that is reasonably satisfactory to the Issuer) by the second (2nd) Business Day immediately preceding the Conversion Date, the Issuer will still be deemed to have converted this Note on such Conversion Date and shall hold, for the benefit of the Holder, the Conversion Securities or any other securities issued in exchange for, or upon conversion of, such Conversion Securities until receipt of the surrendered Note (or indemnification undertaking, as applicable).

(d)            The Issuer shall register (or cause to be registered with the Company’s transfer agent, if applicable) the Conversion Securities in the name of the Holder no later than the second Business Day immediately following the Conversion Date. The Holder shall be treated for all purposes as the beneficial owner of such Conversion Securities as of the Conversion Date. From and after the Conversion Date, this Note (or the portion hereof representing such Conversion Securities) shall be deemed to be satisfied by the Issuer and shall cease to be outstanding for any purpose whatsoever.

(e)            If the issuance of the Conversion Securities would result in the issuance of a fractional share of the Conversion Securities, such fractional share shall be forfeited.

(f)            The Issuer shall pay any transfer, stamp or similar Tax due on the issuance or delivery of the Conversion Securities upon conversion.

(g)            Delivery of Conversion Securities shall, unless otherwise requested in writing by the Holder and agreed by the Issuer, be by means of delivery of book entry shares to the account of the Holder or to the account of the securities intermediary of the Holder for the benefit of the Holder (to the extent the Holder delivers instructions with respect to delivery to a broker or similar securities intermediary to the Company in the Conversion Notice).

(h)            If the Holder is a Sanctioned Person as of the applicable Conversion Date (in the written opinion of the Company’s outside counsel), the obligation of the Company to issue Conversion Securities pursuant to this Note shall be suspended until such time as the issuance of Conversion Securities is not so prohibited, in which case the applicable Conversion Securities shall be promptly (but in any event within two Business Days of the expiration of such prohibition) delivered to the applicable Holder of this Note.

Section 4.         ADJUSTMENTS. The Company Capitalization, Conversion Price and Conversion Securities shall be subject to adjustment from time to time in accordance with this Section 4.

(a)            Subdivisions, Stock Dividends or Combinations. In case the Company shall at any time subdivide the outstanding Capital Stock or shall issue shares of Capital Stock as a stock dividend, the Company Capitalization shall be proportionately increased and the Conversion Price in effect prior to such subdivision or the issuance of such dividend shall be proportionately decreased, and in case the Company shall at any time combine the outstanding shares of Capital Stock, the Company Capitalization shall be proportionately decreased and the Conversion Price in effect immediately prior to such combination shall be proportionately increased, in each case effective at the close of business on the date of such subdivision, dividend or combination, as the case may be. The provisions of this Section 4(a) shall similarly apply to successive subdivisions, stock dividends or combinations.

(b)            Reclassification, Exchange, Substitution, In-Kind Distribution. Upon any reclassification, exchange, substitution or other event that results in a change of the number, series, class and/or type of the securities issuable upon conversion of this Note or upon the payment of a dividend on the Capital Stock in securities or property other than in cash or shares of Capital Stock, the Holder shall be entitled to receive, upon conversion of this Note, the number and kind of securities and property that the Holder would have received if this Note had been converted immediately before the record date for such reclassification, exchange, substitution, or other event or immediately prior to the record date for such dividend. The provisions of this Section 4(b) shall similarly apply to successive reclassifications, exchanges, substitutions, or other events and successive dividends.

(c)            Adjustment to Number of Conversion Securities. In the event the Conversion Price is adjusted under any provision of this Section 4, the number of Conversion Securities issuable pursuant to this Note shall automatically be adjusted in accordance with such section.

(d)            No Impairment. The Company shall not, by amendment of its organizational documents or through a reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Note by the Company, but shall at all times in good faith assist in carrying out of all the provisions of this Note and in taking all such action as may be necessary or appropriate to protect the Holder’s rights under this Note against impairment.

(e)            Certificate of Adjustment. Upon the occurrence of each adjustment or readjustment pursuant to this Section 4, the Company shall, as promptly as reasonably practicable thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each Holder a certificate setting forth such adjustment or readjustment (including the Conversion Price, Company Capitalization and kind and amount of securities, cash or other property to be received upon conversion of the Note, as applicable) and showing in reasonable detail the facts upon which such adjustment or readjustment is based.

Section 5.      CHANGE OF CONTROL EVENTS.

(a)            Change of Control Event Notice. The Issuer shall deliver to the Holder a written notice of a Change of Control Event (the “Change of Control Notice”) no later than thirty (30) days prior to the anticipated Change of Control Effective Time. The date of the anticipated Change of Control Effective Time will be determined in good faith by the Issuer.

(b)            Election upon Change of Control. Following receipt of a Change of Control Notice, if this Note has not previously been converted, exchanged or repaid in full as of the Change of Control Effective Time, the Holder may elect to (i) convert this Note in full immediately prior to the Change of Control Effective Time into a number of shares of Common Equity of the Issuer equal to (A) the Note Obligations Amount as of the Change of Control Effective Time divided by (B) the Change of Control Conversion Price by delivering a Conversion Election Notice to the Issuer no later than five Business Days prior to the Change of Control Effective Time or (ii) require the Issuer to pay an amount in cash, concurrently with the closing of the Change of Control Event, equal to (A) the Outstanding Principal Balance as of immediately prior to the Change of Control Effective Time plus (B) the Make Whole Amount by delivering a notice of such election to the Issuer no later than five Business Days prior to the Change of Control Effective Time. For purposes of this Note, “Make Whole Amount” shall mean all unpaid interest (whether or not accrued) at the Applicable Rate that would have otherwise accrued and been payable by the Issuer under this Note had the Note remained outstanding through the Maturity Date.

Section 6.      MERGER COVENANT. In no event shall the Issuer effect an Internal Reorganization Transaction, a deSPAC Transaction or a Merger Event (other than a Change of Control Event) without the prior written consent of the Requisite Holders, unless (i) the Successor Issuer is properly classified as a U.S. corporation for U.S. federal income tax purposes and (ii) if the Issuer becomes a wholly owned subsidiary of a Successor Issuer in connection therewith, (x) the Successor Issuer becomes an additional obligor on the Notes (together with the Issuer) and expressly assumes this Note and the conversion obligations, if any, and payment obligations under this Note and (y) the Notes thereafter are convertible into the Common Equity of such Successor Issuer in accordance with the terms of and conditions of this Note.

Section 7.      AUTHORIZED SHARES. So long as this Note is outstanding, the Issuer shall, as of at or immediately prior to the applicable Conversion Date, take all action reasonably necessary, including amending the Issuer’s governing documents to authorize and reserve the requisite number of shares of Conversion Securities, for the purpose of effecting the conversion of this Note, such that the number of shares of Conversion Securities shall be duly and validly authorized, reserved (to the extent applicable) and available for issuance at the time of the conversion of this Note and the other Notes, as applicable, and upon issuance in accordance with the terms of this Note and the other Notes, as applicable, the Conversion Securities will be duly and validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under this Note and the other Notes, as applicable, the Issuer’s governing and stockholder documents, any “lock-up” or similar agreements entered into by the Holder and applicable federal and state securities Laws.

Section 8.      NO VOTING OR OTHER RIGHTS. This Note does not entitle the Holder to any voting rights or other rights as a stockholder of the Issuer unless and until (and only to the extent that) this Note is actually converted into Conversion Securities in accordance with its terms. In the absence of conversion of this Note into Conversion Securities, no provisions of this Note and no enumeration herein of the rights or privileges of the Holder shall cause the Holder to be a stockholder of the Issuer for any purpose.

Section 9.      AMENDMENTS. This Note, and any of the terms and provisions hereof, may be amended, waived or modified only in accordance with Section 8.9 of the Purchase Agreement.

Section 10.      TRANSFERS.

(a)            This Note may not be offered, sold, assigned or transferred by the Holder without the Issuer’s consent, which shall not be unreasonably withheld, conditioned or delayed; provided, that no such consent shall be required (i) in the case of an Affiliate Transfer (as defined below) or (ii) from and after the consummation of a Public Company Event, in the case of a transfer to one or more Qualified Institutional Buyers (as such term is defined in Rule 144A under the Act). Any offer, sale, assignment or other transfer of this Note in contravention of the provisions of this Section 10 shall be deemed to be null and void ab initio. The Holder shall comply with all applicable Laws (including Sanctions) in connection with any such transfer.

(b)            In connection with any assignment or transfer of this Note (in whole or in part), the transferee shall agree to be bound by, and shall become party to, the Purchase Agreement by execution of a counterpart signature page thereto. Any offer, sale, assignment or other transfer of this Note is also subject to the restrictive legends of this Note.

(c)            Notwithstanding anything to the contrary, the Holder may transfer this Note in whole or in part to (i) an Affiliate, or (ii) an affiliated investment fund or vehicle that is under common Control with the Holder (such transfer an “Affiliate Transfer”).

(d)            The Issuer shall maintain and keep updated a register (the “Register”) for the recordation of the names, email addresses and mailing addresses of the holder of each Note and the Outstanding Principal Balance of such Note (and any accrued interest) (the “Registered Notes”). The initial email address and mailing address for the Holder of this Note shall be the email address and mailing address set forth on the Holder’s signature page hereto and may be updated, from time to time, by written notice to the Issuer. The entries in the Register shall be conclusive and binding for all purposes absent manifest error. The Issuer and the holders of the Notes shall treat each Person whose name is recorded in the Register as the owner of the applicable Note for all purposes, including the right to receive payments hereunder, notwithstanding notice to the contrary. Upon the written request of the Holder, the Issuer shall provide to the Holder a copy of the portion of the Register related to the Holder and this Note and backup calculations for the values relating to this Note set forth in the Register. A Registered Note may be assigned or sold in whole or in part, to the extent explicitly permitted by this Section 10 and any other terms hereof, only by registration of such assignment or sale on the Register. Upon its receipt of a satisfactory request to assign or sell all or part of any Registered Note by the holder of the applicable Registered Note and the physical surrender of such applicable Registered Note to the Issuer, the Issuer shall record the information contained therein in the Register and issue one or more new Registered Notes, the aggregate Outstanding Principal Balance of which is the same as the entire Outstanding Principal Balance of the surrendered Registered Note, to the Transferee pursuant to Section 10.

(e)            Without in any way limiting the transfer restrictions set forth elsewhere in this Section 10, the Holder further agrees not to make any disposition of all or any portion of the Note unless and until the transferee has agreed in writing for the benefit of the Issuer to be bound by all of the terms of this Note and the Purchase Agreement.

Section 11.      REISSUANCE OF THE NOTE.

(a)            Transfer Procedures. If this Note is to be transferred as permitted under this Note, in whole or in part, the Holder shall surrender this Note to the Issuer, whereupon the Issuer will issue and deliver a new Note to the Transferee, representing the Outstanding Principal Balance of this Note being transferred by the Holder and, if less than the entire Outstanding Principal Balance of this Note held by the Holder is being transferred, a new Note to the Holder, representing the portion of the Outstanding Principal Balance not being transferred (each, a “Replacement Note” and collectively, the “Replacement Notes”). The Holder and the Transferee, by acceptance of this Note, acknowledge and agree that, following conversion or repayment of any portion of this Note, the Outstanding Principal Balance represented by this Note may be less than the Outstanding Principal Balance stated on the face of this Note.

(b)            Note Exchangeable for Different Denominations. This Note is exchangeable, upon the surrender hereof by the Holder at the principal office of the Issuer, for one or more Replacement Notes representing in the aggregate the Outstanding Principal Balance of this Note in accordance with Section 11(d). Each such Replacement Note will represent such portion of such Outstanding Principal Balance (but in any event, not less than $200,000.00) as is designated by the Holder at the time of such surrender. The Original Principal Amount of this Note shall be allocated pro rata among such Replacement Notes based on the Outstanding Principal Balance of the surrendered Note.

(c)            Lost, Stolen, Destroyed or Mutilated Note. Upon receipt by the Issuer of evidence reasonably satisfactory to the Issuer of the loss, theft, destruction or mutilation of this Note and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Issuer in customary form and, in the case of mutilation, upon surrender and cancellation of this Note, the Issuer shall execute and deliver to the Holder a Replacement Note (in accordance with Section 11(d)), representing the Outstanding Principal Balance of the surrendered Note.

(d)            Issuance of Replacement Notes. Whenever the Issuer is required to issue a Replacement Note pursuant to the terms of this Note, such Replacement Note (i) shall be of like tenor with this Note, (ii) shall represent, as indicated on the face of such Replacement Note, the remaining Outstanding Principal Balance (or, in the case of a Replacement Note being issued pursuant to Section 11(a) or Section 11(b), the Outstanding Principal Balance designated by the Holder which, when added to the aggregate Outstanding Principal Balance represented by the other Replacement Notes issued in connection with such issuance, does not exceed the remaining Outstanding Principal Balance under this Note immediately prior to such issuance of Replacement Notes), (iii) shall be deemed to have an Original Principal Amount calculated in accordance with Section 11(b), (iv) shall have an issuance date, as indicated on the face of such Replacement Note, which is the same as the Issuance Date of this Note, (v) shall be deemed to have accrued its proportional share of the interest under this Note from the immediately preceding Interest Payment Date, (vi) shall have the same rights and conditions as this Note and (vii) shall be timely prepared and issued by the Issuer, but in no event shall the Issuer issue such Replacement Note more than five (5) Business Days after surrender of this Note or the receipt of the evidence reasonably satisfactory to the Issuer pursuant to Section 11(c), as the case may be.

Section 12.      EVENT OF DEFAULT; FAILURE OR INDULGENCE NOT WAIVER.

(a)            If there shall be any Event of Default (as defined in the Purchase Agreement) hereunder, at the option and upon the declaration of the Holder and upon written notice to the Company (which election and notice shall not be required in the case of an Event of Default under subsection (b) or (c) of the definition of Event of Default), this Note shall accelerate and all principal and unpaid accrued interest shall become due and payable.

(b)            In the event of any Event of Default hereunder, the Company shall pay all reasonable attorneys’ fees and court costs incurred by the Holder in enforcing and collecting this Note.

(c)            The Holder shall not by any act or omission be deemed to waive any of its rights or remedies under this Note unless such waiver shall be in writing and signed by the Holder (or deemed effective pursuant to the election of the Requisite Holders as set forth in this Note), and then only to the extent specifically set forth therein. No right or remedy herein conferred upon or reserved to the Holder is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by Law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law, in equity, in tort or otherwise, including injunctive relief or specific performance. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

Section 13.      PROXY. Following the issuance, if any, of Conversion Securities, to the extent the Holder becomes a Sanctioned Person, such Holder hereby constitutes and appoints as the proxy of such Holder and hereby grants a power of attorney to the Chief Executive Officer of the Company, with full power of substitution, to vote the Conversion Securities of such Holder on any matter submitted to a vote of the shareholders of the Company with the votes to be cast to be in proportion to the votes cast by all other stockholders of the Company on each such matter for so long as the Holder is a Sanctioned Person. Each of the proxy and power of attorney granted pursuant to this Section 13 is given in consideration of the agreements and covenants of the Company and the parties in connection with the transactions contemplated by this Note and, as such, each is coupled with an interest and shall be irrevocable for so long as the Holder holds any Conversion Securities. The Holder shall not grant any other proxy or proxies with respect to the Conversion Securities, or deposit the Conversion Securities into any voting trust or enter into any other agreement, arrangement or understanding with any person, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of any of the Conversion Securities.

Section 14.      NOTICES AND PAYMENTS

(a)            Notices. All notices, requests, demands, consents, instructions or other communications required or permitted hereunder shall be in writing and mailed or delivered to each party as follows: (i) if to the Holder, at the Holder’s email address or mailing address set forth in the Register, or (ii) if to the Issuer, at the mailing address or electronic mail address set forth on the Issuer’s signature page to the Purchase Agreement, or at such other mailing or electronic mail address as the Issuer shall have furnished to the Holders in writing from time to time, and a copy (which shall not constitute notice) shall be sent to:

White & Case LLP

609 Main Street

Houston, Texas 77002

Attention:	Colin Diamond

Laura Katherine Mann

Email:	cdiamond@whitecase.com; laurakatherine.mann@whitecase.com

All such notices and communications will be deemed sufficient upon delivery, when delivered personally, one Business Day after being deposited with an overnight courier service of recognized standing or upon delivery if sent via electronic mail.

(b)            Payments. Whenever any payment of cash is to be made by the Issuer to any Person pursuant to this Note, such payment shall be made in cash via wire transfer of immediately available funds. The Holder shall provide the Issuer with prior written notice setting out such request and the Holder’s wire transfer instructions. Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day and, in the case of any Interest Payment Date which is not the date on which this Note is paid in full, the extension of the due date thereof shall not be taken into account for purposes of determining the amount of interest due on such date.

(c)            The Issuer will make all withholdings and deductions required by Law and will timely remit the full amount deducted or withheld to the relevant Tax authority in accordance with applicable Law.

Section 15.      WAIVER OF NOTICE. To the extent permitted by Law, unless otherwise provided herein, the Issuer hereby waives demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note.

Section 16.      FURTHER ASSURANCES. Each of the Holder and the Issuer shall take such further actions as are necessary to carry out the intent or the purposes of this Note (including executing and delivering further agreements, instruments and documents, including in connection with any Public Company Event or Change of Control Event) as the other party may reasonably request in order to consummate, complete and carry out the actions or transactions contemplated hereby and the intent of the parties hereunder.

Section 17.      GOVERNING LAW, JURISDICTION AND SEVERABILITY. This Note shall be governed by, and shall be construed in accordance with, the laws of the State of Delaware without regard to the conflicts of law provisions of the State of Delaware or of any other state that would result in the application of the laws of a state other than the State of Delaware. The Issuer hereby submits to the exclusive jurisdiction of the state and federal courts sitting in the State of Delaware for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by Law. In the event that any provision of this Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of this Note.

Section 18.      ASSIGNMENT BY ISSUER. Except as permitted under this Note, including to a Successor Issuer in connection with an Internal Reorganization Transaction, a deSPAC Transaction or a Merger Event (other than a Change of Control Event), the rights, interests or obligations hereunder may not be assigned or delegated, by operation of law or otherwise, in whole or in part, by the Issuer without the prior written consent of the Requisite Holders.

Section 19.      INTERPRETATION. This Note shall be deemed to be jointly drafted by the Issuer and the Holder and shall not be construed against any Person as the drafter hereof. In this Note, unless otherwise indicated or the context otherwise requires, all words and personal pronouns relating thereto shall be read and construed as the number and gender of the party or parties required and the verb shall be read and construed as agreeing with the required word and pronoun; the division of this Note into Sections, clauses and sub-clauses and the use of headings and captions is for convenience of reference only and shall not modify or affect the interpretation or construction of this Note or any of its provisions; the words “herein,” “hereof,” “hereunder,” “hereinafter” and “hereto” and words of similar import refer to this Note as a whole and not to any particular Section, clause or sub-clause hereof; the words “include,” “including,” and derivations thereof shall be deemed to have the phrase “without limitation” attached thereto unless otherwise expressly stated; references to a specified Section, clause or sub-clause shall be construed as a reference to that specified Section, clause or sub-clause of this Note; and all references to “$” or “dollars” shall be deemed references to United States dollars.

[Signature Page Follows]

IN WITNESS WHEREOF, the Issuer has caused this Note to be duly executed as of the Issuance Date set out above.

Tigo Energy, Inc.

By:
Name:
Title:

Address:

Email Address:

ACCEPTED AND AGREED:

L1 ENERGY CAPITAL MANAGEMENT S.À.R.L.

By:
Name:
Title:

Address:
Email Address: